Exhibit 10.1

U.S. $600,000,000

CREDIT AGREEMENT

Dated as of December 31, 2018

among

EQUITRANS MIDSTREAM CORPORATION,

as Borrower,

THE LENDERS PARTY HERETO,
and

GOLDMAN SACHS BANK USA,
as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION,

as Collateral Agent

GOLDMAN SACHS BANK USA,

BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS, INC., and

GUGGENHEIM SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA,
as Syndication Agent

GOLDMAN SACHS BANK USA,
as Documentation Agent

i

Section 9.18.	Release of Liens and Guarantees	107
Section 9.19.	U.S.A. PATRIOT Act and Similar Legislation	107
Section 9.20.	Judgment	107
Section 9.21.	No Fiduciary Duty	108
Section 9.22.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	108

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Term Note
Exhibit G-1-4	Form of Tax Certificate
Exhibit H	Form of Administrative Questionnaire
Exhibit I	Form of Intercreditor Agreement

Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Existing Real Property
Schedule 3.07(c)	Restricted Subsidiaries
Schedule 3.07(d)	Subscriptions
Schedule 3.08(a)	Litigation
Schedule 3.12	Tax Liabilities
Schedule 5.15	Post-Closing Obligations
Schedule 6.04	Investments
Schedule 6.05(k)	Specified Residual Assets
Schedule 6.07	Transactions with Affiliates

CREDIT AGREEMENT dated as of December 31, 2018 (this “Agreement”), among EQUITRANS MIDSTREAM CORPORATION, a corporation organized under the laws of Pennsylvania (the “Borrower”), the LENDERS party hereto from time to time, and GOLDMAN SACHS BANK USA, as administrative agent (in such capacity, together with any successor administrative agent appointed pursuant to the provisions of Article VIII, the “Administrative Agent”), and PNC BANK, NATIONAL ASSOCIATION, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the provisions of Article VIII, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, pursuant to the Unit Purchase Agreements dated November 29, 2018, and attached to the Schedule 13E-3 filed with the SEC by the Borrower on November 30, 2018 (collectively, the “Acquisition Agreements”), the Borrower will acquire (the “Acquisition”) additional limited partner interests in EQGP Holdings, LP, a limited partnership organized under the laws of Delaware (“EQGP”);

WHEREAS, after the consummation of the Acquisition, the Borrower will purchase (the “Limited Call Acquisition”) any and all remaining outstanding limited partner interests in EQGP (other than limited partner interests owned by the Borrower and its Affiliates, including those acquired in the Acquisition) pursuant to the exercise of the limited call right provided for in Section 15.1(a) of the Second Amended and Restated Agreement of Limited Partnership of EQGP, dated as of October 12, 2018.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans on the Closing Date in an aggregate U.S. Dollar amount for all such Loans not in excess of U.S. $600,000,000;

WHEREAS, the proceeds of the Loans will be used (a) to fund the Acquisition, the Limited Call Acquisition and the transactions related thereto, (b) to pay transaction costs and expenses incurred in connection therewith and with the other Transactions and (c) for other general corporate purposes permitted hereunder;

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01.                          Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquisition” shall have the meaning assigned to such term in the recitals.

“Acquisition Agreements” shall have the meaning assigned to such term in the recitals.

“Adjusted Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.00%) equal to the greater of

(a) (x) the Eurodollar Rate for such Interest Period multiplied by (y) the Statutory Reserves and (b) 0.00% per annum.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address as set forth in Section 9.01, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Default Period” shall mean, with respect to any Agent, any time when such Agent has, or has a direct or indirect parent company that has become, or has a direct or indirect parent company that has become, the subject of a Bail-In Action or a proceeding under any bankruptcy or insolvency laws, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“All-In Yield” shall mean, as to any Indebtedness, the yield, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar Rate or Alternate Base Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided, that original issue discount and upfront fees shall be equated to interest rate assuming a four (4) year life to maturity (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity) for any Incremental Term Facilities added to or increasing the Term Loan Facility; and, provided, further, that “All-In Yield” shall not include any amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and other similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any lender), any fees not paid or payable in the primary syndication of such Indebtedness or fees not paid or payable generally to all lenders ratably.

“Alternate Base Rate” shall mean the greatest of (i) the rate of interest per annum as published by the Wall Street Journal from time to time the prime commercial lending rate for U.S. Dollar loans in the United States for such day (the “Prime Rate”), (ii) the Federal Funds Effective Rate plus 0.50% per annum and (iii) the Adjusted Eurodollar Rate as of such date for a one-month Interest Period plus 1.00% per annum.  The Prime Rate is not necessarily the lowest rate that the Administrative Agent is charging to any corporate customer.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Anti-Corruption Laws” shall mean, all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any Restricted Subsidiary concerning or relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977.

“Applicable Margin” shall mean for any day with respect to (a) any Eurodollar Loan, 4.50% per annum and (b) any ABR Loan, 3.50% per annum.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) (x) the value of the EQGP Units and EQM Units held by the Borrower on such date (the value of such EQGP Units or EQM Units will be determined (i) if quotations are available, based on the closing sale price of such EQGP Units or EQM Units on the preceding Business Day, as appearing on any regularly published reporting or quotation service and (ii) in any event, in such manner as necessary to comply with the requirements of the Margin Regulations), plus (y) the aggregate amount of cash and Permitted Investments held by the Borrower on such date to (b) the aggregate amount of Loans outstanding on such date.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required pursuant to Section 9.04(b)), in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Available Basket Amount” shall mean, on any date of determination, an amount equal to (a) the Cumulative Cash Flow Available for Restricted Payments Amount on such date minus (b) any amounts thereof used to make Investments pursuant to Section 6.04(a) after the Closing Date and on or prior to such date, minus (c) the aggregate amount of dividends or distributions made pursuant to Section 6.06(c)(i) after the Closing Date and on or prior to such date, minus (d) the aggregate amount of payments made after the Closing Date and on or prior to such date pursuant to Section 6.09(b)(A).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” shall mean any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and for which no personnel involved with the relevant competitor (a) make investment decisions or (b) have access to non-public information relating to Borrower or any person that forms part of the Borrower’s business (including its subsidiaries).

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrower Power” shall mean, with respect to each applicable action, event or circumstance of EQM or its Subsidiaries, such action, event or circumstance that is within the actual power and authority of the Borrower and its Restricted Subsidiaries (acting directly or indirectly (including through the other Restricted Subsidiaries)) to cause EQM or such Subsidiary of EQM to take or do such action, event or circumstance of a EQM or such Subsidiary of EQM, as applicable, or to prevent EQM or such Subsidiary of EQM from taking, doing or allowing to exist such action, event or circumstance of EQM or such Subsidiary of EQM, as applicable, subject to any fiduciary or similar duties, in each case as reasonably determined by the Borrower in good faith.

“Borrowing” shall mean a group of Loans of a single Type under the Term Loan Facility and made on a single date to the Borrower and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and, where used in the context of Eurodollar Loans, is also a day on which U.S. Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” shall mean any lease of any property by the Borrower or any of its Restricted Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries; provided, that any lease (whether existing now or in the future) that would have been accounted for as an operating lease on a balance sheet of any Person prepared in conformity with GAAP as in effect on December 31, 2017 shall be deemed not to be a Capital Lease.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any Capital Lease and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Flow Available for Restricted Payments” shall mean, for each fiscal quarter (commencing with the fiscal quarter ended March 31, 2019), the sum of (a) the product of (i) Excess Cash Flow for such fiscal quarter multiplied by (ii) 100 minus the Required Percentage for such fiscal quarter, (b) the Declined Proceeds and (c) amounts in the foregoing amounts in the foregoing clauses (a) and (b) that were undistributed in prior fiscal quarters.

“Cash Interest Expense” shall mean for any period, Interest Expense of the Borrower and its Consolidated Subsidiaries for such period, less, for each of clauses (a), (b), (c) and (e) below, to the extent included in the calculation of such Interest Expense, the sum (without duplication) of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) the amortization of any financing fees or breakage costs paid by, or on behalf of, the Borrower or any of its Consolidated Subsidiaries, including such fees paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements, (d) cash interest income of the Borrower and its Consolidated Subsidiaries for such period and (e) all nonrecurring cash Interest Expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees; provided, that Cash Interest Expense shall exclude, without duplication of any exclusion set forth in clause (a), (b), (c), (d) or (e) above, annual agency fees paid to the Administrative Agent and/or the Collateral Agent and one-time financing fees or breakage costs paid in connection with the Transactions or any amendments, waivers or other modifications of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfers of funds and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender, an Agent, or a Lead Arranger or an Affiliate of a Lender, an Agent or a Lead Arranger, in its capacity as a party to such Cash Management Agreement.

“Certain Funds Provision” shall mean the second to last paragraph of Section 4.01.

A “Change in Control” shall be deemed to occur if:

(a)                                 EQM fails to own, directly or indirectly, 100% of the Equity Interests in Equitrans, L.P., a limited partnership organized under the laws of the Commonwealth of Pennsylvania;

(b)                                 except in connection with a Permitted EQGP Dropdown or a Permitted EQM Consolidation, the Borrower fails to Control, directly or indirectly, EQGP or, upon consummation of a merger of EQGP, the Person surviving such merger;

(c)                                  except in connection with a Permitted EQM Consolidation involving a merger consolidation or other combination or consolidation of interests of the Borrower, the Borrower fails to Control, directly or indirectly, EQM or, upon consummation of a merger of EQM, the Person surviving such merger;

(d)                                 any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the voting power of the Equity Interests in the Borrower; or

(e)                                  there shall have occurred under any other Material Indebtedness of Borrower or any Restricted Subsidiary thereof any “change in control” or similar provision (as set forth in the indenture, agreement or other instrument evidencing such Material Indebtedness) obligating the Borrower or such Restricted Subsidiary to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

“Change in Law” shall mean (a) the adoption of any treaty, law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Governmental Authority made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean December 31, 2018, and “Closing” shall mean the making of the initial Loans on the Closing Date hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (except as otherwise provided herein).

“Collateral” shall mean all the “Collateral” as defined in any Security Document, but shall in no event include any Excluded Asset.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Guarantors and the Collateral Agent, and any other guarantee and collateral agreement or supplement that may be executed after the Closing Date in favor of, and in form and substance acceptable to, the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)                                 on the Closing Date:

(i)                                     the Collateral Agent and the Administrative Agent shall have received from (A) each Restricted Subsidiary (other than any Excluded Subsidiary) and (B) the

Borrower, a counterpart of the Collateral Agreement, duly executed and delivered on behalf of each such Restricted Subsidiary and the Borrower, pursuant to which (I) each such Restricted Subsidiary shall become a Guarantor and Guarantee the Obligations of the Borrower and (II) the Borrower and each such Restricted Subsidiary shall grant a Lien on its property constituting Collateral;

(ii)                                  the Collateral Agent shall have received, to the extent required by the Collateral Agreement and subject to the Certain Funds Provision, (A) a pledge of all the issued and outstanding Equity Interests directly owned by each Loan Party including, without limitation, all of the limited partner interests in EQM and EQGP and the general partner interests in EQGP, in each case owned by each Loan Party, and (B) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests reasonably satisfactory to the Collateral Agent;

(iii)                               the Collateral Agent shall have received, to the extent required by the Security Documents, and subject to the Certain Funds Provision and Section 5.15, all documents and instruments, including UCC financing statements, required by law or reasonably necessary and requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(b)                                 After the Closing Date, upon the formation or acquisition of any new Restricted Subsidiary (other than any Excluded Subsidiary), within sixty (60) days of such formation or acquisition (or such longer period as the Administrative Agent may agree in its sole discretion):

(i)                                     the Collateral Agent and the Administrative Agent shall have received from such Restricted Subsidiary (A) a counterpart of the Collateral Agreement, or a joinder or supplement thereto, duly executed and delivered on behalf of such Restricted Subsidiary, pursuant to which such Restricted Subsidiary shall become a Guarantor and Guarantee the Obligations of the Borrower grant a Lien on its property constituting Collateral, and (B) to the extent customary and reasonably requested by the Administrative Agent, documentation substantially similar to the type described in Sections 4.01(b), (c), (m) and (o);

(ii)                                  the Collateral Agent shall have received, to the extent required by the Collateral Agreement, (A) a pledge of all the issued and outstanding Equity Interests directly owned by such Restricted Subsidiary, including, without limitation, all of the limited partner interests in EQM and EQGP and general partner interests in EQGP (with respect to EQGP, only prior to consummation of a Permitted EQGP Dropdown), in each case owned by such Restricted Subsidiary, and (B) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests reasonably satisfactory to the Collateral Agent and the Administrative Agent;

(iii)                               the Collateral Agent shall have received, to the extent required by the Security Documents and subject to Section 5.15:

(A)                               all documents and instruments, including UCC financing statements, required by law or reasonably necessary and requested by the Administrative Agent to be filed, registered or recorded to create the Liens on the Collateral of such Restricted Subsidiary intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and

(B)                               each Control Agreement required to be executed and delivered by such Restricted Subsidiary at such time under the terms of the Collateral Agreement.

(c)                                  After the Closing Date, each Loan Party shall, to the extent required by the Security Documents and subject to Section 5.15:

(i)                                     maintain (A) a pledge of all the issued and outstanding Equity Interests directly owned by such Loan Party, including, without limitation, all of the limited partner interests in EQM and EQGP and general partner interests in EQGP (with respect to EQGP, only prior to consummation of a Permitted EQGP Dropdown), in each case owned by such Loan Party, and (B) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a security interest over such Equity Interests reasonably satisfactory to the Administrative Agent and Collateral Agent;

(ii)                                  provide all documents and instruments, including UCC financing statements, required by law or reasonably necessary and requested by the Administrative Agent to be filed, registered or recorded to maintain the Liens on the Collateral created by such Security Documents that were intended to be created thereby (in each case, including any supplements thereto) and to maintain the perfection of, or to perfect, such Liens; and

(iii)                               execute and deliver each Control Agreement required by such Loan Party at such time under the terms of the Collateral Agreement.

provided, that, the Collateral and Guarantee Requirement shall be subject in all respects to the Certain Funds Provision and Section 5.15, and shall not require any action with respect to Excluded Assets.

“Commitments” shall mean, with respect to any Lender, the amount set forth on Schedule 2.01 under the heading Commitment, together with any Incremental Term Commitments.  The aggregate amount of the Commitments on the Closing Date is U.S. $600,000,000.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 9.17.

“Confidential Information Memorandum” means the Confidential Information Memorandum, dated December 3, 2018, with respect to the marketing and syndication of the Loans made on the Closing Date.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, an amount equal to (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) taxes based on or measured by income, (ii) Consolidated Interest Charges, (iii) transaction expenses and fees related to (A) the Transactions and any Permitted EQGP Dropdown (including, without limitation, financing fees and expenses) in an aggregate amount not to exceed $12.5 million, (B) any amendment to, or termination of and satisfaction of the obligations under, any Revolving Credit Facility on the Closing Date in an aggregate amount not to exceed $2.5 million, (C) the consummation, or anticipated consummation, of any Pro Forma Transaction in an aggregate amount during any such period for all such transactions not to exceed $2.5 million, and (iv) depreciation and amortization expense plus (c) the amount of cash dividends and cash distributions actually received during such period by the Borrower and its Consolidated Subsidiaries on a consolidated basis from Unrestricted Subsidiaries and other unconsolidated subsidiaries of the Borrower or other Persons plus (d) the amount collected during the period from capital lease arrangements with Affiliates to the extent not already recognized in Consolidated Net Income plus (e) non-cash long term compensation expenses minus (f) to the extent included in determining Consolidated Net Income for such period, other income and equity in earnings from unconsolidated subsidiaries of the Borrower minus (g) any amounts previously added to Consolidated EBITDA pursuant to clause (e) above during a prior period to the extent they are paid in cash during the current period.  Notwithstanding anything herein to the contrary, payments made in connection with or pursuant to the Separation and Distribution Agreement dated November 12, 2018, by and among the Borrower, EQT Corporation and EQT Production Company shall not be included in or deducted from Consolidated EBITDA (collectively, the “Separation Payments”).  “Consolidated EBITDA” shall be calculated on a Pro Forma Basis upon the consummation of any Pro Forma Transaction.

“Consolidated Interest Charges” shall mean, for any period determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries, all interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to interest rate Swap Agreements) for such period, in accordance with GAAP.  “Consolidated Interest Charges” shall be calculated on a Pro Forma Basis upon the consummation of any Pro Forma Transaction

“Consolidated Net Income” shall mean, for any period, the net income of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Net Income shall not include (a) extraordinary gains or extraordinary losses, (b) net gains and losses in respect of dispositions of assets other than in the ordinary course of business, (c) gains or losses attributable to write-ups or write-downs of assets, including hedging and derivative activities in the ordinary course of business and (d) the cumulative effect of a change in accounting principles, all as reported in the Borrower’s consolidated statement(s) of operations for the relevant period(s) prepared in accordance with GAAP.

“Consolidated Subsidiaries” shall mean, at any date, any Subsidiary or other entity, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.  Notwithstanding the above, it is understood and agreed that no Unrestricted Subsidiary will be considered to be a Consolidated Subsidiary for purposes of this Agreement whether or not it is required to be consolidated by GAAP; provided, that for the purposes of

Sections 5.04(a) and (b), “Consolidated Subsidiaries” shall include such Unrestricted Subsidiary if and to the extent required to be consolidated by GAAP; provided, further, that in such instances, the Borrower will provide such financial information for such Unrestricted Subsidiary as the Administrative Agent shall reasonably request to enable the Administrative Agent to verify what adjustments were made by the Borrower to Consolidated EBITDA, Consolidated Interest Charges, Consolidated Net Income and other consolidated amounts in order to exclude such Unrestricted Subsidiary in calculating the Financial Performance Covenant and the Leverage Ratio.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any deposit account or securities account held by any Loan Party, a control agreement entered into by such Loan Party, the Collateral Agent and the applicable financial institution serving as the depositary in respect of such deposit account or securities account, which shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Cumulative Cash Flow Available for Restricted Payments Amount” shall mean, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Cash Flow Available for Restricted Payment for all periods ending after the Closing Date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“Debt Service” shall mean, for any period, the sum of all scheduled Cash Interest Expense payable and scheduled principal amortization payable, in each case during such period in respect of the Indebtedness for borrowed money of the Borrower and its Consolidated Subsidiaries. For the avoidance of doubt, Debt Service shall not include (i) mandatory prepayments pursuant to the Loan Documents and (ii) any bullet payment required to be paid on the Term Loan Maturity Date or the Incremental Maturity Date, as applicable.

“Debt Service Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA to (y) Debt Service, in each case determined on a Pro Forma Basis for such Test Period.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.09(d).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to pay over to the Administrative Agent or any other Lender any amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (b) has, or has a direct or indirect parent company that has, become the subject of a proceeding under any bankruptcy or insolvency laws, has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or become the subject of a Bail-In Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its direct or indirect parent company or the exercise of control over a Lender or its direct or indirect parent company by a Governmental Authority or an instrumentality thereof.

“Designated Non-Cash Consideration” shall have the meaning assigned to such term in Section 6.05(c).

“Disqualified Institution” shall mean, on any date, (a) those competitors of the Borrower or any of its Subsidiaries separately identified by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent from time to time, (b) those Persons identified by the Borrower to the Administrative Agent in writing on or prior to November 28, 2018, or (c) any Affiliate of any competitor described in clause (a) that is clearly identifiable on the basis of such Affiliate’s name other than any Affiliate that is a Bona Fide Debt Fund; provided, that no updates to the Disqualified Institution list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Institutions (it being understood that none of the Lead Arrangers or any of their respective Affiliates shall be designated Disqualified Institutions). Any supplement to the list of Disqualified Institution pursuant to clause (a) shall be made by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect the same Business Day such notice is received by the Administrative Agent. The list of Disqualified Institutions shall be made available to any Lead Arranger or Lender upon request to the Administrative Agent, subject to customary confidentiality requirements.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) is or becomes convertible into or exchangeable for, automatically or at the option of any holder thereof, any Indebtedness, Equity Interests or other assets (other than Qualified Capital Stock), in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Final Maturity Date at the time of issuance of such Equity Interests (other than (i) following payment in full of the Obligations or (ii) upon a Change in Control; provided, that any payment required pursuant to this clause (ii) is subject to the prior payment in full of the Obligations; provided, however, that if any such Equity Interests is issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability).

“Dividend” shall have the meaning assigned to such term in Section 6.06.

“Documentation Agent” shall mean Goldman Sachs Bank USA.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EQGP” shall have the meaning assigned to such term in the recitals.

“EQGP Dropdown Deadline” shall mean the date that is 90 days after the Closing Date, or if such date is not a Business Day the next succeeding Business Day.

“EQGP GP” shall mean EQGP Services, LLC, a limited liability company organized under the laws of Delaware, or other Subsidiary of the Borrower that becomes the general partner of EQGP or any successor of the foregoing, in either case which is the sole general partner of EQGP.

“EQGP Units” shall mean the limited partner units owned at any time by any Borrower or Guarantor in EQGP; provided, that, (a) any such limited partner units that are disposed of in accordance with this Agreement shall cease to be “EQGP Units” for purposes of this Agreement from and after such disposition and (b) all of the Equity Interests in EQGP shall cease to be “EQGP Units” for purposes of this Agreement on the date that the Equity Interests of EQGP cease to be publicly traded in the United States.

“EQGP Working Capital Facility” shall mean that certain working capital loan agreement, dated as of November 13, 2018, between EQGP and the Borrower, as in effect on the date hereof.

“EQM” shall mean EQM Midstream Partners, LP, a limited partnership organized under the laws of Delaware.

“EQM Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated October 31, 2018, by and among (among others), EQM and Wells Fargo Bank, National Association, as administrative agent.

“EQM GP” shall mean EQM Midstream Services, LLC, a Delaware limited liability company, or other Subsidiary of the Borrower that becomes the general partner of EQM or any successor of the foregoing, in either case which is the sole general partner of EQM.

“EQM Notes” shall mean EQM’s 4.75% senior notes due 2023, 4.00% senior notes due 2024, 4.125% senior notes due 2026, 5.50% senior notes due 2028 and 6.50% senior notes due 2048, in each case, issued under the EQM Notes Indenture (for the avoidance of doubt, including any exchange notes in respect thereof).

“EQM Notes Indenture” shall mean that certain Indenture, dated as of August 1, 2014, among EQM, as issuer, certain subsidiaries of EQM party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“EQM Units” shall mean the limited partner units owned at any time by any Borrower or Guarantor in EQM.  Any such limited partner units that are disposed of in accordance with this Agreement shall cease to be EQM Units for purposes of this Agreement from and after such disposition.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests, but excluding all Indebtedness convertible into or exchangeable for Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor thereto.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary of the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure to meet the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA in connection with the termination of a Plan or Multiemployer Plan; (e) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan, or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (g) the incurrence by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary of the Borrower or any ERISA Affiliate of any notice, indicating the incurrence of Withdrawal Liability or a determination that a

Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Borrower or a Subsidiary of the Borrower.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan to the Borrower bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Rate” shall mean for any Interest Period with respect to any Eurodollar Loan:

(a)                                 the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Reuters LIBOR 01 screen (or any successor thereto) that displays the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “Screen Rate”), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (iii) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (iii)); or

(b)                                 if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (iii) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (iii)); or

(c)                                  if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the offshore U.S. Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or, in the case of clause (iii) of the definition of Alternate Base Rate, approximately 11:00 a.m. (London time) on the date referenced in such clause (iii)).

Notwithstanding anything contained herein to the contrary, and without limiting the provisions of Section 2.12, in the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that adequate and reasonable means do not exist for determining the Screen Rate (including because the Screen Rate is not published on a current basis or is otherwise unavailable), and that such circumstances are unlikely to be temporary, or if the supervisor for the administrator of the Screen Rate (or a Governmental Authority having jurisdiction over the

Administrative Agent) has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to agree on an alternate method to ascertain the interest rate applicable to Eurodollar Loans, which gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time.  Thereafter, the Administrative Agent shall give given notice of such determination to the Borrower and each Lender (it being understood that the Administrative Agent shall have no obligation to make such determination with the Borrower) and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.08, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (but only to the extent the Screen Rate for the applicable Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as, or converted to, Eurodollar Loans, (y) any Borrowing Request or Interest Election Request given by the Borrower with respect to Eurodollar Loans shall be deemed to be rescinded by the Borrower and (z) any Eurodollar Loan then outstanding shall remain outstanding until the earlier of prepayment, conversion at the Borrower’s option or the expiration of the Interest Period applicable to such Eurodollar Loan .

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the excess of (a) Consolidated EBITDA for such Excess Cash Flow Period, minus, (b) the sum of (i) the amount of any Taxes payable in cash by the Borrower and any Consolidated Subsidiary during such Excess Cash Flow Period, (ii) Cash Interest Expense for such Excess Cash Flow Period, (iii) regularly scheduled payments of principal in respect of the Loans during such Excess Cash Flow Period, (iv) permanent repayments of Indebtedness and any related prepayment premiums and make-whole amounts made in cash by the Borrower or any Consolidated Subsidiary during such Excess Cash Flow Period, but only to the extent that (A) the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn (unless accompanied by a corresponding permanent commitment reduction), (B) such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness and (C) such repayments are not duplicative of the reduction to the amount of Excess Cash Flow prepayment required to be made with respect to such Excess Cash Flow Period as set forth in Section 2.09(c)(ii), and (v) the positive difference (if any) between any amounts paid in cash by the Borrower or any Consolidated Subsidiary in respect of Secured Swap Obligations then due and owing and any cash payments received by the Borrower any Consolidated Subsidiary in respect of Swap Agreements, in each case, during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (a) the period beginning on January 1, 2019 and ending on March 31, 2019 and (b) each fiscal quarter of the Borrower thereafter.

“Excess Cash Flow Prepayment” shall have the meaning assigned to such term in Section 2.09(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean: (a) any deposit account exclusively used for payroll, payroll taxes and other employee wage and benefit payments, (b) any deposit accounts, trust accounts, escrow accounts or security deposits established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties in the ordinary course of business or in connection with acquisitions, investments or dispositions permitted under this Agreement, deposits in the ordinary course of business in connection with workers’ unemployment insurance and other types of social security, reserve accounts, and escrow accounts established pursuant to contractual obligations to third parties for casualty payments and insurance proceeds, (c) zero balance accounts and (d) deposit accounts, securities accounts or commodities accounts in which the aggregate average monthly balance on deposit (or, in the case of any securities account, the total fair market value of all securities held in such account) does not exceed $1.0 million individually and $5.0 million in the aggregate for all accounts excluded pursuant to this clause (d).

“Excluded Assets” shall mean: (a) any lease, license, permit, governmental authorization, contract, property right or agreement to which any Loan Party is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as the grant of a Lien thereon shall (i) give any other Person party to such lease, license, permit, governmental authorization, contract, property rights or agreement the right to terminate its obligations thereunder, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (iii) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, permit, governmental authorization, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided, that such lease, license, permit, governmental authorization, contract, property right or agreement shall be an Excluded Asset only to the extent and for long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the Liens granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist; (b) any Property and assets the pledge of which is prohibited by any legal requirement of a Governmental Authority or would require governmental consent, approval, license or authorization (except to the extent such requirement, consent, approval, license or authorization is ineffective under applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC)) (but only for so long as such prohibition or requirement is applicable); (c) any Property owned by any Loan Party that is subject to a purchase money Lien or a Capital Lease permitted (or, if not addressed therein, not prohibited) pursuant to the Loan Documents if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease) prohibits or requires the consent of any Person other than any Loan Party as a condition to the creation of any other Lien on such Property, but only, in each case, to the extent, and for so long as, the Indebtedness secured by the applicable Lien or the Capital Lease has not been repaid in full or the applicable prohibition (or consent requirement) has not otherwise been removed or terminated; (d) any leasehold interests or fee owned real property; (e) motor vehicles, aircraft, rolling stock and vessels (as such terms are defined in the UCC) and any other assets subject to certificates of title (other than to the extent that a security interest in such property can be effected by the filing of a UCC-1 financing statement); (f) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (g) Excluded Accounts, and funds or other property held or maintained therein; (h) any Property located or titled in any non-U.S. jurisdiction (other than to the extent that a security interest in such property can be effected by the filing of a UCC-1 financing statement) and (i) those properties and assets as to which the Administrative Agent shall determine in its reasonable discretion that the costs or burden of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby. Notwithstanding the foregoing, “Excluded Assets” shall not include proceeds, substitutions or replacements of any Excluded Asset unless such proceeds, substitutions or replacements would independently constitute Excluded Assets.

“Excluded General Partners” shall mean EQM GP and EQGP GP.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 but excluding any Replacement Term Loans.

“Excluded Subsidiaries” shall mean, collectively, (a) each Excluded General Partner, (b) each Foreign Subsidiary and (c) each Restricted Subsidiary that is not a Wholly Owned Subsidiary of the Borrower so long as such non-Wholly Owned Subsidiary is not required to be an obligor in respect of any Revolving Credit Facility.

“Excluded Swap Obligation” shall mean, with respect to any guarantor, (x) as it relates to all or a portion of the guarantee of such guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof)  is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder (each of the foregoing, solely for purposes of the definition of “Excluded Taxes,” a “recipient”), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such recipient with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which such recipient acquires such interest in the Loan or Commitment or becomes a party to any Loan Document (other than pursuant to an assignment request by the Borrower under Section 2.17(b)), or designates a new lending office, except to the extent that, pursuant to Section 2.15(a) or Section 2.15(c), amounts with respect to such Taxes were payable either to such recipient’s assignor immediately before such recipient became a party hereto or to such recipient immediately before it changed its lending office, (c) any Taxes attributable to such recipient’s failure to comply with Section 2.15(e), and (d) any withholding Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” shall mean that certain credit agreement, dated as of October 31, 2018, by and among Borrower, each lender and letter of credit issuer from time to time party thereto and PNC Bank, National Association, as administrative agent, swing line lender and a letter of credit issuer, as amended pursuant to the amendment referred to in Section 4.01(p) and as further amended, restated, refinanced, renewed, refunded, restructured, replaced, repaid, increased, extended or otherwise modified in whole or in part from time to time.

“Extended Maturity Date” shall have the meaning assigned to such term in Section 2.20(a).

“Extension” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.20(d).

“Extension Loan” shall have the meaning assigned to such term in Section 2.20(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.20(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations and official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Employers Liability Act” shall mean the Federal Employers Liability Act (45 U.S.C. § 51 et seq.), as amended from time to time, and any successor statute.

“Federal Funds Effective Rate” shall mean, for any day, the rate (rounded upward, if necessary, to the next 1/100 of 1%) calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate; provided, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” shall mean (a) that certain Fee Letter dated November 28, 2018, by and among the Borrower, Goldman Sachs Bank USA and Guggenheim Securities, LLC, as amended by that certain Commitment Letter Joinder dated December 2, 2018, by and among the Borrower, Goldman Sachs Bank USA, Guggenheim Securities, LLC, and Barclays Bank PLC, and that certain Commitment Letter Joinder dated December 2, 2018, by and among the Borrower, Goldman Sachs Bank USA, Guggenheim Securities, LLC, and Citigroup Global Markets, Inc., and as further amended, amended and restated, supplemented or otherwise modified as of the date hereof, (b) that certain Agent Fee Letter dated November 28, 2018, by and among the Borrower and Goldman Sachs Bank USA as amended, amended and restated, supplemented or otherwise modified as of the date hereof, and (c) that certain Fee Letter dated December 31, 2018, by and among the Borrower and PNC Bank, National Association, as amended, amended and restated, supplemented or otherwise modified as of the date hereof.

“Fees” shall mean the fees payable under the Fee Letter or hereunder.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Final Maturity Date” shall mean at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, in each case as may be extended in accordance with this Agreement from time to time.

“Financial Officer” of any Person shall mean the Chief Executive Officer, Chief Financial Officer, President, principal accounting officer, Treasurer, Assistant Treasurer, Controller or officer with similar authority of any of the foregoing of such Person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.

“Fitch” shall mean Fitch Ratings Inc., and any successor thereto.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall have the meaning assigned to such term in Section 1.02.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign government, court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor, to the extent of the lesser of the amount of such Indebtedness secured by such Lien and the net book value of the assets so secured; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Guarantors” shall mean any Restricted Subsidiary of the Borrower (other than any Excluded Subsidiary) and that now or hereafter executes and delivers the Collateral Agreement (or a joinder or supplement thereto); provided, that, in no event shall (a) EQGP (at any time prior to the earlier of (i) the EQGP Dropdown Deadline and (ii) the consummation of a Permitted EQGP Dropdown), (b) any Excluded General Partner or (c) any other Public Subsidiary Parent be (or be required to become) a Guarantor.

“Hazardous Substances” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” shall mean, (a) with respect to the Borrower, any domestic Restricted Subsidiary of the Borrower for which, based on the most recent financial statements delivered pursuant to Section 5.04, (i) its assets and the assets of its consolidated Subsidiaries comprise 5% or less of the assets of the Borrower and its Consolidated Subsidiaries, or (ii) its revenue and the revenue of its consolidated Subsidiaries 5% or less of the revenue of the Borrower and its Consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal year and (b) with respect to EQM, any domestic Subsidiary of EQM for which (i) its assets and the assets of its consolidated Subsidiaries comprise 5% or less of the assets of EQM and its consolidated Subsidiaries, or (ii) its revenue and the revenue of its consolidated Subsidiaries 5% or less of the revenue of EQM and its consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal year.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.19(c)(vii).

“Incremental Facility Request” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Lender” shall have the meaning assigned to such term in Section 2.19(b).

“Incremental Maturity Date” shall mean the maturity date of any Incremental Term Facility.

“Incremental Term Commitments” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Facility” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.19(a).

“Indebtedness” of any Person shall mean, without duplication, all of the following, whether or not included as Indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the amount available to be drawn under all letters of credit (including standby and commercial) (other than letter of credit obligations relating to indebtedness included in Indebtedness pursuant to another clause of this definition) and, without duplication, the unreimbursed amount of all drafts drawn thereunder;

(c)                                  all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)                                 debt (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements), whether or not such debt shall have been assumed by such Person or is limited in recourse to the extent of the lesser of the amount of such debt and the net book value of the assets so secured;

(e)                                  all Capital Lease Obligations of such Person;

(f)                                   to the extent required to be included on the Borrower’s consolidated balance sheet as debt or liabilities in accordance with GAAP, Synthetic Lease Obligations; and

(g)                                  all Guarantees of such Person in respect of any of the foregoing to the extent of the lesser of the amount of such Indebtedness.

For all purposes hereof, the Indebtedness of the Borrower shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or any Restricted Subsidiary of the Borrower is a general partner or a joint venturer (provided, however, for the avoidance of doubt, as used in this sentence “joint venturer” shall not include a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to the Borrower or Restricted Subsidiary, as applicable.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit I among, among others, the Administrative Agent, the Collateral Agent, one or more administrative agents and collateral agents or representatives for the holders of Indebtedness issued or incurred pursuant to Section 6.01(b) that is intended to be secured on a pari passu basis with the Obligations.

“Interest Expense” shall mean for any period, the sum of (a) gross interest expense of the Borrower and its Restricted Subsidiaries for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of the Borrower and its Restricted Subsidiaries. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower or any of its Restricted Subsidiaries with respect to Swap Agreements.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, in substantially the form of Exhibit C.

“Interest Period” shall mean, as to any Borrowing consisting of a Eurodollar Loan, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all Lenders agree to make interest periods of such length available), as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing, in accordance with Section 2.05 or repaid or prepaid in accordance with Section 2.08 or 2.09; provided, that, (a) if any Interest Period for a Eurodollar Loan would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (c) no Interest Period shall extend beyond the Term Loan Maturity Date, any Extended Maturity Date or any Incremental Maturity Date, as applicable.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” shall mean (a) a BBB- rating or higher from S&P, (b) a Baa3 rating or higher from Moody’s or (c) a BBB- rating or higher from Fitch.

“IRS” shall mean the United States Internal Revenue Service.

“LCT Election” shall have the meaning assigned to such term in Section 1.06.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.06.

“Lead Arrangers” shall mean, Goldman Sachs Bank USA, Barclays Bank PLC, Citigroup Global Markets, Inc. and Guggenheim Securities, LLC.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any  registered assignee that becomes a “Lender” hereunder pursuant to Section 9.04(b) with respect to the Loans,  that, in each case, is a party to this Agreement.

“Lender Presentation” shall mean the lender presentation dated December 3, 2018 relating to Borrower and its Subsidiaries and the Transactions provided to the Lenders.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Net Debt as of such date, determined in accordance with GAAP, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date and for which financial statements have been, or were required to be, delivered pursuant to Section 5.04, in each case determined on a Pro Forma Basis for such Test Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary of the Borrower), any purchase option, call or similar right of a third party with respect to such securities.

“Limited Call Acquisition” shall have the meaning assigned to such term in the recitals.

“Limited Condition Acquisition” shall mean any Permitted Acquisition or any other Investment permitted hereunder by the Borrower or one or more Restricted Subsidiaries in each case, whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Loan Documents” shall mean this Agreement, the Intercreditor Agreement, the Security Documents and any promissory note issued under Section 2.07(d).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01 or Section 2.19.

“Margin Regulations” shall mean Regulations T, U and X issued by the Board.

“Margin Stock” shall have the meaning assigned to such term in the Margin Regulations.

“Material Adverse Effect” shall mean (a) on the Closing Date, the existence of events, conditions and/or contingencies that have had a material adverse effect on the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, and (b) after the Closing Date, the existence of events, conditions and/or contingencies that have had (i) a materially adverse effect on the business, operations, Property or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, the Administrative Agent or the Collateral Agent, taken as a whole, under the Loan Documents.

“Material Indebtedness” shall mean (a) with respect to the Borrower and its Restricted Subsidiaries, Indebtedness (other than Loans) of the Borrower or any Restricted Subsidiary, in an aggregate principal amount exceeding U.S. $25.0 million and (b) with respect to a Public Subsidiary, Indebtedness of such Public Subsidiary in an aggregate principal amount exceeding U.S. $25.0 million.

“Material Non-Public Information” shall mean, with respect to EQGP until the consummation of a Permitted EQGP Dropdown, EQM and/or any limited partner interests of EQGP or EQM, information regarding EQGP or EQM and their Subsidiaries that is not generally available to investors, and as to which there is a substantial likelihood that a reasonable shareholder would consider such information to be important in deciding whether to buy, sell, hold and/or vote such limited partner interests in EQGP or EQM, as applicable.

“Material Subsidiary” shall mean any Subsidiary of the Borrower or EQM that is not an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“MFN Protection” shall have the meaning assigned to such term in Section 2.19(c)(vi).

“Minimum Extension Conditions” shall have the meaning assigned to such term in Section 2.20(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Debt” at any date shall mean Indebtedness for borrowed money of the Borrower and its Consolidated Subsidiaries on such date minus unrestricted cash and Permitted Investments and cash and Permitted Investments subject to a Control Agreement in an aggregate amount not to exceed $50.0 million, to the extent the same does not result from the exercise of a Cure Right.

“Net Proceeds” shall mean:

(a)                                 100% of the cash proceeds actually received by the Borrower or any Guarantor (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets) to any Person of any asset or assets of the Borrower or any Guarantor (other than those pursuant to Section 6.05(a), (b), (d), (e), (f), (g), (h), (i), (j) or (k)) net of (i) customary costs and expenses, and attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, transfer taxes, prepayment premiums or penalties, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto) and any cash reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable or reasonably expected to be payable as a result thereof; provided, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed U.S. $5.0 million and (y) only the aggregate of such proceeds in excess of $20 million in any fiscal year shall constitute Net Proceeds; and

(b)                                 100% of the cash proceeds received by the Borrower or any Restricted Subsidiary from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all Taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Affiliates shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates that are not Loan Parties.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Non-Extending Lender” shall have the meaning assigned to such term in Section 2.20(a).

“Obligations” shall mean all amounts owing to any of the Agents, any Lender or any other Secured Party pursuant to the terms of this Agreement or any other Loan Document, or to any Cash Management Bank or Specified Swap Counterparty pursuant to the terms of any Secured Cash Management Agreement or Secured Swap Agreement, or pursuant to the terms of any Guarantee thereof, including, without limitation, with respect to any Loan, Secured Cash Management Agreement, Secured Swap Agreement or other agreement, together with the due and punctual performance of all other obligations of the Borrower and the other Loan Parties under or pursuant to the terms of this Agreement, the other Loan Documents, any Secured Cash Management Agreement, or any Secured Swap Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.

“OID Amount” shall mean an original issue discount in an amount equal to 3.00% of the aggregate principal amount of the Loans.

“Other Connection Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder (each of the foregoing, solely for purposes of the definition of “Other Connection Taxes,” a “recipient”), Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court, recording, filing, documentary, intangible or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Payment in Full” shall mean, with respect to the Obligations, the time at which all the Obligations are paid in full and Commitments are terminated, other than (a) contingent indemnification or reimbursement obligations and (b) obligations and liabilities under Secured Cash Management Agreements and Secured Swap Agreements.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Annex I to the Collateral Agreement or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (i) acquisition of all or substantially all of the Property of any Person, or of all or substantially all of any business or division of any Person, (ii) acquisition of all or substantially all of the Equity Interests of any Person, and otherwise causing such person to become a Restricted Subsidiary or (iii) merger or consolidation or any combination with any Person, in the case of each of clauses (i), (ii) and (iii), if each of the following conditions is met, or if the Required Lenders have otherwise consented in writing thereto:

(a)                                 no Default or Event of Default has occurred and is continuing or would result therefrom;

(b)                                 as of the date the definitive agreement for such acquisition is entered into, the Borrower shall be in compliance with all covenants set forth in Section 6.10 as of the most recent Test Period (assuming, for purposes of such compliance with Section 6.10 that such transaction had occurred on the first day of such relevant Test Period);

(c)                                  the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and its Restricted Subsidiaries are permitted to be engaged in under Section 6.08 and the Property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents in accordance with and to the extent required by the Collateral and Guarantee Requirement and shall be free and clear of any Liens;

(d)                                 if applicable, the board of directors of the Person to be acquired shall not have indicated its opposition to the consummation of such acquisition (or shall have publicly withdrawn any such opposition);

(e)                                  all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirements of Law;

(f)                                   with respect to any transaction involving acquisition consideration of more than $50.0 million, the Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period that is available, (B) reasonably detailed projections for the succeeding five years (or, if sooner, through and including the year in which the Final Maturity Date is scheduled to occur) pertaining to the Person or business to be acquired and updated projections for the Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all then-current drafts of material documentation pertaining to such transaction and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or any Lender; and

(g)                                  with respect to any transaction involving acquisition consideration of more than $50.0 million, at least five Business Days (or such shorter period as the Administrative Agent may agree) prior to the proposed date of consummation of the transaction (or such shorter period as is acceptable to the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted EQGP Dropdown” shall mean any transaction (or series of related transaction), including a merger, consolidation or other combination or consolidation of interests, the result of which is EQGP becomes a direct or indirect Subsidiary of EQM or merges into or with EQM so long as each of the Specified Dropdown Conditions are satisfied substantially concurrently with the consummation of such Permitted EQGP Dropdown.

“Permitted EQM Consolidation” shall mean any transaction (or series of related transaction), including a merger, consolidation or other combination or consolidation of interests, the result of which is the Borrower or any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower is merged, acquired by or consolidated into, or combined with, EQM, so long as, (a) if the Borrower is so merged, acquired, consolidated or combined, the surviving entity is (i) the Borrower or (ii) another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia so long as (A) after giving effect to such transaction on a Pro Forma Basis as if it had occurred on the first day of the test period most recently ended, such Person is in compliance with Section 6.10 and the Asset Coverage Ratio on the date of such proposed transaction is not less than 2.00 to 1.00, (B) the Administrative Agent shall have received, at least three (3) Business Days prior to the consummation of the Permitted EQM Consolidation, all documentation and other information required by regulatory authorities with respect to such Person under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S. PATRIOT Act, in each case, as reasonably requested by the Administrative Agent, (C) to the extent such Person qualifies as a “legal entity customer” under the Beneficial Ownership Regulation each Lender requesting the same shall have received, at least three (3) Business Days prior to the consummation of the Permitted EQM Consolidation, a Beneficial Ownership Certification in the relation to such Person, (D) such Person expressly assumes all the obligations of the Borrower under the Loan Documents, pursuant to an assumption agreement reasonably acceptable to the Administrative Agent, (E) any two of S&P, Moody’s and Fitch confirms that, immediately after giving effect to such transaction, the surviving entity’s corporate rating (in the case of S&P and Fitch) and corporate family rating (in the case of Moody’s) will be equal to or higher than the Borrower’s equivalent ratings on the Closing Date, in which event such Person will succeed to, and be substituted for, the Borrower, and (F) at least five Business Days prior to the proposed date of consummation of the transaction (or such shorter period as is acceptable to the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent and the Lenders an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance) and (b) if a Restricted Subsidiary is so merged, acquired, consolidated into or combined with EQM, so long as the surviving entity is a Guarantor and the Collateral and Guarantee Requirement shall have been satisfied (without regard for the time periods set forth therein).

“Permitted Investments” shall mean, collectively, (a) marketable direct obligations issued or unconditionally Guaranteed by the United States or any agency thereof maturing within twelve (12) months from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder and (e) money market investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 or having portfolio assets of at least $5,000,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unused commitments with respect thereto and unpaid accrued interest, breakage costs and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have additional obligors or Guarantees than the Indebtedness being Refinanced unless such Persons are also Guarantors and (e) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership (general or limited), limited liability company, individual or family trusts, or government or any agency or political subdivision thereof.

“Plan” shall mean with respect to any Person resident in the United States, any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA and in respect of which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” means the Equity Interests constituting Collateral and pledged pursuant to any Security Document.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Pro Forma Balance Sheet” shall have the meaning assigned to such term in Section 4.01(f).

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to any proposed acquisition or series of related acquisitions (each, a “Pro Forma Transaction”) with an aggregate consideration (plus any assumed liabilities) exceeding U.S. $5.0 million, any proposed disposition for an aggregate consideration (plus any assumed liabilities) exceeding U.S. $5.0 million and any other change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.04 and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Forma Income Statement” shall have the meaning assigned to such term in Section 4.01(f).

“Pro Forma Transaction” shall have the meaning assigned to such term in the definition of “Pro Forma Basis”.

“Projections” shall mean the projections of the Borrower and its Subsidiaries included in the Lender Presentation or Confidential Information Memorandum and any other projections, financial estimates, budgets, forecasts and any other forward-looking statements (including statements with respect to booked business) of such entities furnished to the Administrative Agent by or on behalf of the Borrower prior to the Closing Date.

“Property” shall mean any right or interest in or to property of any kind whatsoever whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Public Subsidiary” shall mean, collectively, (a) EQM and (b) each direct and indirect Subsidiary of EQM, in each case, for so long as the Equity Interests of EQM are publicly traded in the United States.

“Public Subsidiary Parent” shall mean any Person which Controls EQM.

“Qualified Capital Stock” shall mean Equity Interests that is not Disqualified Stock.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter after the Closing Date.

“Real Property” shall mean, collectively, all right, title and interest of the Borrower or any other Loan Party in and to any and all parcels of real property leased by the Borrower or any other Loan Party together with all improvements and appurtenant fixtures, easements, other property and rights incidental to the lease or operation thereof.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Rejection Notice” shall have the meaning assigned to such term in Section 2.09(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the environment.

“Relevant Debt” shall have the meaning assigned to such term in Section 6.13.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Repricing Amendment” shall have the meaning given to such term in the definition of “Repricing Transaction”.

“Repricing Transaction” shall mean (a) any transaction in which all or any portion of the initial Loans made on the Closing Date are voluntarily prepaid or mandatorily prepaid with the net proceeds of issuances, offerings or placement of new Indebtedness, or refinanced substantially concurrently with the incurrence of new Indebtedness, in each case that has an All-In Yield lower than the All-In Yield in effect for the initial Loans made on the Closing Date so prepaid, (b) any amendment, amendment and restatement or other modification of the Loan Documents that has the effect of reducing the All-In Yield then in effect for Loans (collectively, a “Repricing Amendment”) or (c) any transaction in which a Non-Consenting Lender must assign its initial Loans made on the Closing Date as a result of its failure to consent to a Repricing Amendment, in the case of each of clauses (a), (b) and (c), other than in connection with (y) a Change in Control or (z) a Transformative Acquisition.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments outstanding that, taken together, represent more than 50% of the sum of all Loans and Commitments outstanding.  The Loans and Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period most recently ended for which financial statements have been, or were required to be, delivered pursuant to Section 5.04, (i) 50%, if the Leverage Ratio at the end of such Excess Cash Flow Period is greater than or equal to 2.75 to 1.00, (ii) 25%, if the Leverage Ratio at the end of such Excess Cash Flow Period is less than 2.75 to 1.00 but greater than or equal to 1.50 to 1.00 and (iii) 0%, if the Leverage Ratio at the end of such Excess Cash Flow Period is less than 1.50 to 1.00

“Requirement of Law” shall mean, as to any Person, such Person’s organizational documents, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” of any Person shall mean any executive officer, Financial Officer, director, general partner, managing member or sole member of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Facility” shall mean a facility consisting of commitments for revolving Indebtedness and other extensions of credit to be incurred from time to time by the Borrower to be used for the general corporate purposes of the Loan Parties; provided, that:

(a)                                 such revolving Indebtedness is incurred in the form of revolving loans or letters of credit pursuant to the Existing Revolving Credit Agreement or a credit agreement or other agreement (other than this Agreement;

(b)                                 the aggregate principal amount of such Indebtedness does not exceed the amount set forth in Section 6.01(b);

(c)                                  such Indebtedness shall rank pari passu or junior with any remaining portion of the Term Loan Facility, and shall not be secured by any Property other than the Collateral or guaranteed by any entity that does not guarantee the Term Loan Facility;

(d)                                 other than the Existing Revolving Credit Agreement, the final maturity date under any Revolving Credit Facility incurred after the Closing Date shall not be earlier than the Final Maturity Date;

(e)                                  the Revolving Credit Facility shall not require any amortization payments or mandatory prepayments (other than to the extent outstanding under such Revolving Credit Facility exceed the commitments in respect thereof);

(f)                                   the terms and conditions of the Revolving Credit Facility are, taken as a whole, customary for similar debt instruments in light of then-prevailing market conditions (as reasonably determined by the Borrower and the Administrative Agent); provided, that this clause (d) shall not be applicable to any Revolving Credit Facility if the terms and conditions thereof are substantially similar to the terms set forth in the Existing Revolving Credit Agreement;

(g)                                  other than the Revolving Credit Facility existing on the Closing Date, both immediately before and after giving effect to the entry into such Revolving Credit Facility or the initial incurrence of such Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower would be in compliance with the Financial Performance Covenant as of the most recently completed Test Period ending prior to the incurrence of such Indebtedness for which the financial statements and certificates required by Section 5.04 were required to be delivered, after giving pro forma effect to the incurrence of such Indebtedness as if such transactions had occurred as of the first day of such Test Period;

(h)                                 other than the Revolving Credit Facility existing on the Closing Date, the Borrower shall have delivered a certificate of a Financial Officer of the Borrower to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may agree) prior to the entry into such Revolving Credit Facility or the initial incurrence of such Indebtedness, certifying and showing that the conditions set forth in clause (e) of this definition in connection with the incurrence of such Indebtedness have been satisfied (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Administrative Agent); and

(i)                                     (i) to the extent such Indebtedness is intended to be secured on a pari passu basis with the Term Loan Facility, the representative of such Indebtedness is a party to the Intercreditor Agreement and (ii) to the extent such Indebtedness is intended to be secured on a junior basis with the Term Loan Facility, the representative of such Indebtedness is a party to an intercreditor agreement the terms of which shall be reasonably satisfactory to the Administrative Agent and the Borrower.

“Rights Plan” shall mean the Rights Agreement dated as of November 13, 2018, between the Borrower and American Stock Transfer & Trust Company, LLC, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time after the Closing Date to the extent such amendment, restatement, supplement or other modification is either (i) not materially adverse to the Lenders or (ii) approved by the Required Lenders.

“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanction(s)” shall mean any economic sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other sanctions authority relevant to the Borrower and its Restricted Subsidiaries.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Parties” shall mean, collectively, the Agents, the Lenders, each Specified Swap Counterparty party to a Secured Swap Agreement and any Cash Management Bank party to a Secured Cash Management Agreement.

“Secured Swap Agreement” shall mean any Swap Agreement that is entered into by and between the Borrower and any Specified Swap Counterparty.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Collateral Agreement and each of the Control Agreements and other instruments and documents executed and delivered pursuant to the foregoing or the Collateral and Guarantee Requirement.

“Separation Payments” shall have the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Specified Dropdown Conditions” shall mean, with respect to any Permitted EQGP Dropdown and immediately after giving effect to such Permitted EQGP Dropdown, each of the following conditions:

(a)                                 the Collateral and Guarantee Requirements are satisfied;

(b)                                 no Change in Control has occurred;

(c)                                  the Borrower is in compliance with the Financial Performance Covenant;

(d)                                 the Asset Coverage Ratio is greater than 2.00 to 1.00; and

(e)                                  the Borrower and EQGP shall be in compliance with Section 6.13.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01(a), and (d), 3.02(a) and (b)(i)(B), 3.03, 3.09, 3.10, 3.15, Section 3.08(a) (other than the first and last sentence thereof) and Section 3.19 (other than the first sentence thereof).

“Specified Swap Counterparty” shall mean any Person that, at the time it enters into a Swap Agreement, is a Lender, an Agent or a Lead Arranger or an Affiliate of a Lender, an Agent or a Lead Arranger, in its capacity as a party to such Swap Agreement.

“Spin-Off” shall mean the distribution, on November 12, 2018, by EQT Corporation of approximately 80.0% of the common Equity Interests of the Borrower to holders of common Equity Interests of EQT Corporation.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in

Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries that is contractually subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent (other than intercompany Indebtedness incurred pursuant to Section 6.01(j)).  For the avoidance of doubt, “Subordinated Indebtedness” does not include any Indebtedness that is pari passu with the Obligations in right of payment and only structurally subordinated to the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  For the avoidance of doubt, neither the income (except as specifically permitted pursuant to clause (c) of the definition of Consolidated EBITDA) nor the Indebtedness (unless such Indebtedness is recourse to the Borrower or a Restricted Subsidiary, other than Indebtedness of the Borrower or a Restricted Subsidiary solely resulting from a pledge of the Equity Interests in an Unrestricted Subsidiary (other than EQM, EQGP or any of their respective Subsidiaries) owned by the Borrower or such Restricted Subsidiary securing indebtedness of such Unrestricted Subsidiary) of an Unrestricted Subsidiary shall be included for purposes of calculating the Financial Performance Covenant or the Leverage Ratio.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.13(a).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” shall mean, with respect to any guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agent” shall mean Goldman Sachs Bank USA.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), assessments, fees or withholdings (including backup withholding) imposed by any Governmental Authority and any and all additions to tax, interest and penalties applicable thereto.

“Term Loan Facility” shall mean the Commitments and the Loans made hereunder.

“Term Loan Maturity Date” shall mean January 31, 2024 or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day).

“Test Period” shall mean, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date.

“Transactions” shall mean, collectively, (a) the transactions to occur on, prior to or substantially concurrently with the Closing Date pursuant to the Loan Documents, including, the consummation of the Acquisition pursuant to the Acquisition Agreements, the execution and delivery of the Loan Documents and the initial borrowings hereunder and the execution and delivery of the amendment of the Existing Revolving Credit Agreement referred to in Section 4.01(p), (b) the consummation of the Limited Call Acquisition, (d), and (d) the payment of all fees and expenses owing in connection with the foregoing.

“Transformative Acquisition” shall mean any acquisition or Investment by the Borrower or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of the combined operations of the business following such consummation, as determined by the Borrower in good faith.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” shall mean (a) EQM, unless and until the Borrower designates EQM as a Restricted Subsidiary in accordance with Section 5.14, (b) each Public Subsidiary, (c) unless subsequently designated as a Restricted Subsidiary pursuant to Section 5.14, any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary pursuant to Section 5.14, and (d) each subsidiary of each of the foregoing; provided, that in no event shall (i) EQGP (at any time prior to the consummation of a Permitted EQGP Dropdown; provided, that upon consummation of a Permitted EQGP Dropdown, EQGP shall automatically, pursuant to clause (b) above, become an Unrestricted Subsidiary without any further action by the Borrower), (ii) EQGP GP or (iii) any other Public Subsidiary Parent be an Unrestricted Subsidiary.

“U.S.” shall mean the United States of America.

“U.S. Dollars” or “U.S. $” shall mean the lawful currency of the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S.A. PATRIOT Act” shall have the meaning assigned to such term in Section 3.08(a).

“Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person all of the Equity Interests of which (other than, directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are directly owned by such Person or any other Wholly Owned Subsidiary of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.                          Terms Generally.  The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  References to a Person shall include its successors and assigns to the extent otherwise permitted under this Agreement. Except as otherwise expressly provided herein, (i) any reference in this Agreement to any Loan Document or other agreement or contract shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (ii) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary by the Borrower in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Borrower is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable.  With respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to but excluding”.

Section 1.03.                          Effectuation of Transfers.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.04.                          Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under the law of the State of Delaware (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05.                          Suspension Provisions.  For all purposes under the Loan Documents, if any covenant, prepayment or other obligation is suspended pursuant to the terms of this Agreement, and any test, prepayment, action or non-action would otherwise be required during the time period of such suspension, the subsequent cessation of such suspension shall not result in any retroactive requirement for such test, prepayment, action or non-action.

Section 1.06.                          Limited Acquisition Determinations.  Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio, the amount or availability of the Available Basket Amount or any other basket based on Consolidated Net Income or Consolidated EBITDA or total assets or determining other compliance with this Agreement (other than (x) determining actual (versus pro forma) compliance with the Financial Performance Covenant or (y) determining the ability to make a restricted payment or a prepayment, repayment, acquisition, redemption or similar payment on any indebtedness), in connection with incurrence of Indebtedness, the creation of Liens, the making of any asset sale, the making of an Investment or the designation of a Subsidiary as restricted or unrestricted, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any disposition, the making of an Investment or the designation of a Subsidiary as restricted, in each case in connection with a Limited Condition Acquisition, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into or the related irrevocable notice of redemption is delivered (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Acquisition  and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) such ratios and other provisions are calculated as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recent Test Period ending on or prior to the LCT Test Date for which financial statements of the Borrower have been (or were required to have been) delivered pursuant to Section 5.04(a) or Section 5.04(b), as applicable, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Acquisition.

ARTICLE II
THE CREDITS

Section 2.01.                          Commitments.  Subject to the terms and conditions set forth herein, each Lender party hereto on the Closing Date agrees to make Loans to the Borrower in the applicable amount set forth opposite its name on Schedule 2.01 on the Closing Date in U.S. Dollars in an aggregate principal amount that will not result in the aggregate amount of such Lender’s Loans exceeding such Lender’s Commitment.  Amounts repaid or prepaid in respect of Loans may not be reborrowed.  The Term Loan Facility shall be made available as ABR Loans and Eurodollar Loans.

Section 2.02.                          Loans and Borrowings.  (a)  Each Loan to the Borrower shall be made as part of a Borrowing consisting of Loans of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and not joint and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.

(c)                                  Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of five (5) Interest Periods in respect of Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date, any Extended Maturity Date or any Incremental Maturity Date, as applicable.

Section 2.03.                          Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or electronic communication (i) in the case of a Borrowing consisting of Eurodollar Loans, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of a Borrowing consisting of ABR Loans, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.

Each such telephonic or electronically delivered Borrowing Request shall be irrevocable and shall be confirmed promptly (but in any event on the same day) by hand delivery, telecopy, or electronic communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)                                 the aggregate amount of the requested Borrowing;

(b)                                 the date of such Borrowing, which shall be a Business Day;

(c)                                  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)                                 in the case of a Borrowing consisting of a Eurodollar Loan, the initial Interest Period to be applicable thereto; and

(e)                                  the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.                          Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it to the Borrower hereunder on the proposed date thereof by wire transfer of immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to such account of the Borrower as is designated by the Borrower in the Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05.                          Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect, to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election by telephone or electronic communication by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic or electronically delivered Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same day) by hand delivery or, telecopy or electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request made by the Borrower requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to one of its Eurodollar Borrowings prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Eurodollar Borrowing shall be continued as a Eurodollar Borrowing with the same Interest Period as previously was applicable thereto; provide that, if such continuation would result in a violation of Section 2.02(d), then such Eurodollar Borrowing shall instead be deemed to have converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders (unless such Event of Default is an Event of Default under Section 7.01(h) or (i), in which case no such request shall be required), so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar

Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06.                          Termination of Commitments.  The parties hereto acknowledge that the Commitments will terminate on the making of the Loans pursuant to Section 2.01.

Section 2.07.                          Evidence of Debt  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)                                  The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.07 shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)                                 Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note substantially in the form of Exhibit F.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including, to the extent requested by any assignee, after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

Section 2.08.                          Repayment of Loans.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to the Borrower on such dates and in such amounts as provided in this Section 2.08. Subject to adjustment pursuant to paragraph (c) of this Section 2.08, (i) the Borrower shall repay on each Quarterly Payment Date an amount equal to in the case of the Loans, U.S. $1,500,000; provided, in the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid on each Quarterly Payment Date occurring on or after the applicable Increased Amount Date in the manner specified in the Incremental Amendment and (ii) the Borrower shall repay (x) on the Term Loan Maturity Date all remaining amounts of the Loans then outstanding, (y) on the Incremental Maturity Date all remaining amounts of the Incremental Term Loans then outstanding and (z) on the Extended Maturity Date all remaining amounts of the Extension Loans then outstanding.  All payments for account of the Lenders in respect of this Section 2.08(a) shall be applied to the Loans on a pro rata basis.

(b)                                 Prepayment of the Loans (i) pursuant to Section 2.09(a), shall be applied as directed by the Borrower and (ii) pursuant to 2.09(b) or 2.09(c), respectively, shall be applied in direct order of maturity to all amortization payments in respect of the Loans and all such payments shall be applied ratably among the Lenders (other than the Lenders that reject such payment pursuant to Section 2.09(d)) and shall be applied on a pro rata basis as among the Loans.

(c)                                  Prior to any repayment of any Borrowing under the Term Loan Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the Term Loan Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) or electronic communication of such selection not later than 2:00 p.m., New York City time, (i) in the case of an ABR Borrowing, on the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

(e)                                  For the avoidance of doubt, the full amount of the Loans (without taking into account any netting of the OID Amount occurring on the Closing Date) shall be repaid in accordance with this Section 2.08 and Section 2.09.

Section 2.09.                          Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay Loans in whole or in part without premium or penalty (other than as provided in Section 2.14 and Section 2.09(e)), in an aggregate principal amount that is an integral multiple of U.S. $1.0 million and not less than U.S. $1.0 million or, if less, the amount outstanding, subject to prior notice provided in accordance with Section 2.08(c).

(b)                                 The Borrower shall apply all Net Proceeds promptly upon (and, in any event, with respect to Net Proceeds of the type described in clause (a) of the definition thereof, within three Business Days of and, with respect to Net Proceeds of the type described in clause (b) of the definition thereof, within one Business Day of) receipt thereof by the Borrower and/or any Restricted Subsidiary to prepay Loans made to the Borrower in accordance with paragraph (c) of Section 2.08; provided, that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other secured Indebtedness in the form of term loans that ranks pari passu to the Liens securing the Obligations and is otherwise subject to the terms of an Intercreditor Agreement (to the extent a mandatory prepayment or offer to prepay such Indebtedness is required under the applicable governing such Indebtedness), in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other secured Indebtedness and the denominator of which is the aggregate outstanding principal amount of all Loans and all such other secured Indebtedness.

(c)                                  Within ten (10) Business Days after financial statements have been delivered (or were required to have been delivered) pursuant to Section 5.04(a) or 5.04(b) (commencing with the fiscal quarter ending March 31, 2019) and the related certificate has been delivered pursuant to Section 5.04(c), the Borrower shall prepay the Loans in accordance with paragraph (c) of Section 2.08 in an aggregate amount equal to (i) the Required Percentage of Excess Cash Flow, less (ii) (A) any voluntary prepayments of Loans during such Excess Cash Flow Period, and (B) any voluntary prepayment permitted hereunder of long-term Indebtedness of the Borrower or any Restricted Subsidiary (other than revolving loans or other revolving extensions of credit unless the related revolving commitments are permanently reduced), in each case of clause (A) and (B) with cash during such Excess Cash Flow Period to the extent not financed using the proceeds of the incurrence of long-term Indebtedness (such prepayment, the “Excess Cash Flow Prepayment”); provided, that the Borrower may use a portion of such Excess Cash Flow Prepayment to prepay or repurchase any other secured Indebtedness in the form of term loans that ranks pari passu to the Liens securing the Obligations and is otherwise subject to the terms of an Intercreditor Agreement (to the extent a mandatory prepayment or offer to prepay such Indebtedness is required under the applicable governing such Indebtedness), in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other secured Indebtedness and the denominator of which is the aggregate outstanding principal amount of all Loans and all such other secured Indebtedness.  Notwithstanding anything to the contrary in this Section 2.09(c), the requirement to make an Excess

Cash Flow Prepayment shall be suspended during the continuance of either of the following: (i) the Borrower obtaining and maintaining an Investment Grade Rating from two of S&P, Moody’s and Fitch, in each case with a stable or better outlook or (ii) the Term Loan Facility receiving and maintaining an Investment Grade Rating from two of S&P, Moody’s and Fitch, in each case with a stable or better outlook.

(d)                                 The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made by the Borrower pursuant to paragraph (b) or (c) of this Section 2.09 (i) to the extent such notice shall allow each Lender the option to reject such prepayment, at least five (5) Business Days prior to the date of such prepayment or (ii) to the extent such notice shall not allow the Lenders to reject such prepayment, at least one (1) Business Day prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment, provide a reasonably detailed calculation of the amount of such prepayment and specify whether a Lender has the right to reject such mandatory prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.  If permitted by the Borrower notice set forth above, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to paragraph (b) or (c) of this Section 2.09 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be retained by the Borrower and shall increase the Cash Flow Available for Restricted Payments.

(e)                                  In the event that, prior to the date that is twelve (12) months after the Closing Date, the Borrower undertakes a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of Repricing Transaction under clause (a) of the definition of a Repricing Transaction, a prepayment premium of 1.00% of the aggregate principal amount of the Loans voluntarily prepaid or refinanced, (y) in the case of a Repricing Amendment, a fee equal to 1.00% of the aggregate principal amount of the applicable Loans outstanding immediately prior to such amendment and (z) in the case of a Repricing Transaction occurring under clause (c) of the definition of Repricing Transaction, each Non-Consenting Lender being replaced shall be entitled to receive a fee equal to 1.00% of the aggregate principal amount of the Loans held by it as determined immediately prior to it being so replaced.

Section 2.10.                          Fees.

(a)                                 The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the administrative fee set forth in the Fee Letter at the times specified therein.

(b)                                 The Borrower agrees to pay to the Collateral Agent, for the account of the Collateral Agent, the fees set forth in the Fee Letter at the times specified therein.

(c)                                  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.11.                          Interest.  (a) The Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to the Borrower at the Alternate Base Rate plus the Applicable Margin.

(b)                                 The Borrower shall pay interest on the unpaid principal amount of each Eurodollar Loan made to the Borrower at the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable Margin.

(c)                                  (i) Automatically, after the occurrence and during the continuance of an Event of Default described in Section 7.01(b), Section 7.01(c), Section 7.01(h) or Section 7.01(i) (after giving effect to any applicable cure periods) and (ii) after notice to the Borrower from the Administrative Agent acting at the direction of the Required Lenders, after the occurrence and during the continuance of any other Event of Default, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, the Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.11 or (y) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans in paragraph (a) of this Section 2.11; provided, that this paragraph (c) shall not apply to any Default or Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)                                 Accrued interest on each Loan shall be payable by the Borrower in arrears (i) for Eurodollar Loans, at the end of each applicable Interest Period (or every 90 days in arrears for Interest Periods greater than 90 days) and (ii) for ABR Loans, on each Quarterly Payment Date and on the Term Loan Maturity Date, the Incremental Maturity Date or the Extended Maturity Date, as applicable; provided, that (x) interest accrued pursuant to paragraph (c) of this Section 2.11 shall be payable on demand, (y) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to its stated maturity), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (z) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to this Section 2.11, and (i) if based on the Alternate Base Rate (including Alternate Base Rate as determined by reference to the Adjusted Eurodollar Rate), a year of 365 days or 366 days, as the case may be; or (ii) if based on the Eurodollar Rate, on the basis of a year of 360 days.

(f)                                   For the avoidance of doubt, interest shall be payable on the full amount of the Loans (without taking into account any netting of the OID Amount occurring on the Closing Date) in accordance with this Section 2.11.

Section 2.12.                          Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.13.                          Increased Costs.  (a) If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, FDIC insurance or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)                                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender (including a condition similar to the events described in clause (i) above in the form of a cost or expense, but excluding any Taxes and Other Taxes); or

(iii)                               subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes,  (C) Connection Income Taxes, and (D) Other Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iv)                              and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (except for costs or reductions that are, or are attributable to, Indemnified Taxes, Other Taxes or Excluded Taxes) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in connection therewith (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Term Loan Facility).

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Loans made by such Lender or as a consequence of the Commitments to make any of the foregoing, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in connection therewith (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Term Loan Facility).

(c)                                  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender shall notify the Borrower thereof.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14.                          Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in U.S. Dollars of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15.                          Taxes.  (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

(c)                                  The Loan Parties shall jointly and severally indemnify the Administrative Agent, the Collateral Agent, and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent, the Collateral Agent, or such Lender, as applicable, or required to be withheld or deducted from a payment to the Administrative Agent, the Collateral Agent, or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under, or otherwise with respect to, any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15(c)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that a certificate as to the amount of such payment or liability and setting forth in reasonable detail the basis and calculation for such payment or liability delivered to such Loan Party by a Lender or the Collateral Agent (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender or the Collateral Agent, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  (i) Any Lender (including, solely for purposes of this Section 2.15(e), each Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or any applicable successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)                                  executed copies of IRS Form W-8ECI (or any applicable successor form);

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or any applicable successor form); or

(iv)                              to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   If the Administrative Agent, Collateral Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Collateral Agent or such Lender (including any Taxes), as the case may be, as is determined by the Administrative Agent, Collateral Agent or such Lender, as the case may be, in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent, Collateral Agent or such Lender, as the case may be, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, Collateral Agent or such Lender, as the case may be, in the event the Administrative Agent, Collateral Agent or such Lender, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, Collateral Agent or any Lender be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would place the Administrative Agent, Collateral Agent or Lender, as the case may be, in a less favorable net after-Tax position than the Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent, Collateral Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g)                                  Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of right by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)                                 For purposes of this Section 2.15, the term “applicable law” includes FATCA.

Section 2.16.                          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  Subject to Section 2.15(a), all such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 2.13, 2.14, 2.15(c) and 9.05 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan shall in each case be made in the currency in which such Loan was made.  All payments of other amounts due hereunder or under any other Loan Document shall be made in U.S. Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary of the Borrower (as to which this paragraph (c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment by the Borrower is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17.                          Mitigation Obligations; Replacement of Lenders.  (a)  If (i) any Lender requests compensation under Section 2.13, (ii) any Loan Party is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (iii) any Lender is a Defaulting Lender, then such Lender shall (at the request of the Loan Party) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes, Other Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if any Lender is a Non-Extending Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i)  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.17 shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c)                                  If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans hereunder to one or more assignees reasonably acceptable (other than with respect to any assignee that is a Lender, an Affiliate of a Lender or an Approved Fund) to the Administrative Agent, provided, that, (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.  Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.04.  In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.04.

Section 2.18.                          Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurodollar Borrowings of such Lender to ABR Borrowings on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.19.                          Increase in Commitments.

(a)                                 The Borrower may, any time or from time to time after the Closing Date by written notice to the Administrative Agent (an “Incremental Facility Request”) request the establishment of incremental or additional term loan facilities (each, an “Incremental Term Facility”, the commitments thereunder, the “Incremental Term Commitments” and the loans thereunder, the “Incremental Term Loans”).  Any such Incremental Term Facility may be implemented by increasing the amount of loans and commitments under the existing Term Loan Facility or by adding a new term loan facility to this Agreement. Subject to the terms and conditions set forth in this Section 2.19, the Incremental Term

Facilities shall be funded on the relevant Increased Amount Date; provided, that no Incremental Term Facility shall be incurred on such date to the extent that the aggregate principal amount of such Incremental Term Facility when combined with the aggregate principal amount of all Incremental Term Facilities then outstanding exceeds (i) $150.0 million minus (ii) the aggregate commitments under any Revolving Credit Facility incurred pursuant Section 6.01(b) then in effect, plus (iii) the aggregate amount of any prepayments made on or prior to the Increased Amount Date pursuant to Section 2.09(a) (and any voluntary prepayments made in respect of an incremental term facility that is secured on a pari passu basis with the Loans and any permanent reductions in revolving commitments under any Revolving Credit Facility).

(b)                                 Each such Incremental Facility Request shall specify the date (an “Increased Amount Date”) on which the Borrower proposes that the Incremental Term Commitments and the date the Incremental Term Loans shall be made available, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such lesser number of days as may be agreed to by the Administrative Agent in its sole discretion). The Borrower shall notify the Administrative Agent in writing of the identity of each Lender or other Person (each, an “Incremental Lender”) to whom the Incremental Term Commitments have been allocated, which allocation shall be made at the Borrower’s sole discretion. Any Lender approached to provide all or a portion of the Incremental Term Commitments may elect or decline, in its sole discretion, to provide an Incremental Term Commitment (it being understood that the Borrower has no obligation to approach any Lender, and no Lender is committing to provide any Incremental Term Commitment until such time as such Lender agrees in writing to provide all or a portion of the Incremental Term Commitment).

(c)                                  As of any Increased Amount Date:

(i)                                     no Default or Event of Default shall exist and be continuing or would immediately result from the incurrence of such Incremental Term Facility; provided, that solely with respect to any Incremental Term Facility incurred in connection with a Limited Condition Acquisition, no Default or Event of Default under Section 7.01(b), (c), (h) or (i) shall exist and be continuing at the time such Limited Condition Acquisition is consummated;

(ii)                                  the incurrence of any such Incremental Term Facility shall be in compliance with all obligations under the Margin Regulations;

(iii)                               the representations and warranties of the Borrower contained in Article III or any other Loan Document shall be true and correct in all material respects (provided, that, solely with respect to any Incremental Term Facility incurred in connection with a Limited Condition Acquisition, only the Specified Representations (conformed as necessary for such transaction) shall be required to be true and correct in all material respects) (provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates); provided, that, in connection with a Limited Condition Acquisition, Incremental Lenders providing any Incremental Term Loans and the Required Lenders may waive the conditions in this clause (iii);

(iv)                              for any Incremental Term Facility that increases an existing tranche of the Loans, all terms thereof shall be on the same terms of such existing tranche of Loans, including with respect to maturity date and interest rates but excluding, unless any such difference in original issue discount or upfront fees would cause such Incremental Term Facility to not be fungible with the Loans, original issue discount or upfront fees, and pursuant to the same documentation (other than any amendment evidencing such Incremental Term Facility;

(v)                                 to the extent that such Incremental Term Loans are not made as part of the Term Loan Facility, the terms and provisions of such Incremental Term Loans shall be consistent with the Term Loan Facility, provided, that:

(A)                               the interest rates applicable to such Incremental Term Loans shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Term Commitments;

(B)                               the final maturity date under any Incremental Term Facility shall not be earlier than the Final Maturity Date;

(C)                               the amortization requirements for any Incremental Term Facility shall be determined by the Borrower and the Incremental Lenders thereunder so long as the Weighted Average Life to Maturity applicable to any Incremental Term Facility shall be equal to or greater than the Weighted Average Life to Maturity of the Loans outstanding under the Term Loan Facility (without giving effect to any prepayments (other than amortization));

(D)                               the Incremental Term Facility shall rank pari passu or junior in right of payment and/or of security with the Term Loan Facility or may be unsecured (and, to the extent such Incremental Term Facility is secured on a pari passu basis such Incremental Term Facility shall be subject to the Intercreditor Agreement and to the extent such Incremental Term Facility is subordinated in right of payment or security, such Incremental Term Facility shall be subject to an intercreditor agreement the terms of which shall be reasonably satisfactory to the Administrative Agent and the Borrower);

(E)                                the Incremental Term Facility shall not be (x) incurred or guaranteed by any Person who is not, or will not then be a guarantor or (y) secured by any assets not constituting or which will not then constitute Collateral under the Loan Documents;

provided, that to the extent such terms and provisions described in Section 2.19(c)(v)(A)-(E) of the Incremental Term Facility are not consistent with the Term Loan Facility, the terms and provisions shall be reasonably satisfactory to the Administrative Agent unless such terms are (x) added for the benefit of all Lenders pursuant to an Incremental Amendment (as defined below) or (y) are only applicable to periods after the maturity date of the Term Loan Facility;

(vi)                              if the All-In Yield applicable to any Incremental Term Loans under any Incremental Term Facility shall be greater than 0.50% per annum higher than the corresponding All-In Yield on the Term Loan Facility as of the date of incurrence, then the All-In Yield applicable to the Term Loan Facility shall be increased to cause the then applicable All-In Yield for the Term Loan Facility to equal the All-In Yield then applicable to the Incremental Term Loans minus 0.50% per annum (this provision, the “MFN Protection”); and

(vii)                           the terms of such Incremental Term Commitments shall be effected pursuant to an amendment to this Agreement (an “Incremental Amendment”) executed and delivered by the

Borrower, the Administrative Agent and one or more Incremental Lenders; provided, that (x) such Incremental Term Loans may participate in any mandatory prepayment under Section 2.10 hereof on a pro rata basis (or on a basis less than pro rata), but not on a basis that is greater than pro rata, (y) with respect to terms not addressed by this Section 2.19(c), if such terms (other than pricing terms) of the Incremental Term Commitments are not, taken as a whole, substantially consistent with the terms of the Term Loan Facility, such terms shall not be more restrictive, when taken as a whole, than the terms of the Term Loan Facility (except for terms applying after the Term Loan Maturity Date or the Extended Maturity Date, as applicable) and (z) no voluntary prepayments may be made with respect to such Incremental Term Loans prior to the Final Maturity Date unless the Loans are repaid concurrently on at least a pro rata basis.

(d)                                 On any Increased Amount Date on which any Incremental Term Commitment becomes effective or Incremental Term Loans are funded, subject to the foregoing terms and conditions, each Incremental Lender to the extent not already a Lender, shall become a Lender hereunder with respect to such Incremental Term Commitment or Incremental Term Loan; provided, that any Person that becomes an Incremental Lender that is not already a Lender hereunder shall be reasonably satisfactory to the Administrative Agent and the Borrower to the extent consent would be required under Section 9.04(b) for an assignment of Loans to such Incremental Lender.

(e)                                  For purposes of this Agreement, any Incremental Term Loans shall be deemed to be Loans.  Each Incremental Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19.

Section 2.20.                          Extension of Maturity Date.

(a)                                 Notwithstanding anything to the contrary in the Loan Documents, the Borrower may from time to time, pursuant to the provisions of this Section 2.20, without the consent of the Administrative Agent or the Required Lenders, agree with one or more Lenders to extend the Term Loan Maturity Date or the Incremental Maturity Date, as applicable, then applicable to such Lender’s Loan, and otherwise modify the economic terms of any such Loans or any portion thereof (including, without limitation, but subject to Section 2.20(b) below, by modifying the interest rate, premiums or fees payable and/or the amortization schedule in respect of such Loans or any portion thereof (each such extension, an “Extension” and any Loans so modified, the “Extension Loans”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders whose Loans have the same Term Loan Maturity Date or Incremental Maturity Date, as applicable, that is proposed to be extended under this Section 2.20, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each such Lender holding such Loans) and on the same terms to each such Lender, which Extension Offer may be conditioned as determined by the Borrower and set forth in such offer. In connection with each Extension, the Borrower will provide notification to Administrative Agent (for distribution to the applicable Lenders), no later than 30 days (or such shorter period as Administrative Agent may agree) prior to the maturity of the applicable Loans to be extended of the requested new maturity date for the proposed Extension Loans (each an “Extended Maturity Date”) and no later than five Business Days prior to the due date for Lender responses. The Borrower and the Administrative Agent shall agree to such procedures, if any, as may be reasonably acceptable to the Administrative Agent and the Borrower to accomplish the purposes of this Section 2.20. In connection with any such Extension, each applicable Lender wishing to participate in such Extension shall, prior to the applicable due date therefor, provide the Administrative Agent with a written notice of its desire to so participate. Any Lender that does not respond to an Extension Offer (referred to herein as a “Non-Extending Lender”) by the applicable due date shall be deemed to have rejected such Extension.

(b)                                 Each Extension shall be subject to the following:

(i)                                     no Event of Default shall have occurred and be continuing or would immediately result therefrom after giving effect to such Extension;

(ii)                                  except as to interest rates, fees, scheduled amortization, optional prepayment terms, premium, required prepayment dates, final maturity date (which shall, subject to clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer) and covenants and other provisions applicable to periods after the Final Maturity Date of any non-Extension Loans, the Extension Loans of any Lender extended pursuant to any Extension shall have terms that are no more favorable in any material respect, taken as a whole, than the applicable Loans prior to the related Extension Offer; provided, that (x) such Extension Loans may participate in any mandatory prepayment under Section 2.10 hereof on a pro rata basis (or on a basis less than pro rata), but not on a basis that is more favorable than pro rata and (y) no voluntary prepayments may be made with respect to such Extension Loans prior to the Final Maturity Date unless the non-Extension Loans are repaid concurrently on at least a pro rata basis;

(iii)                               the final maturity date of the Extension Loans shall be later than the Final Maturity Date of the Loans that are not being so extended, and the Weighted Average Life to Maturity of the Extension Loans shall be no shorter than the Weighted Average Life to Maturity of the applicable Loans subject to an Extension Offer that are not so extended;

(iv)                              if the aggregate principal amount of Loans in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v)                                 all documentation in respect of such Extension shall be consistent with the foregoing; and

(vi)                              any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(c)                                  The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) that a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another lesser amount is agreed to by the Administrative Agent) of Loans be tendered. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.16 will not apply to Extensions of Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.20, including to any payment of interest or fees in respect of any Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans not extended pursuant to such Extension Offer, in each case as is set forth in the relevant Extension Offer.

(d)                                 The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new tranches of Loans created pursuant to an Extension (including without limitation to effectuate the payment of different rates and fees to be made to those

Lenders who have agreed to extend the maturity date of their Loans), in each case on terms consistent with this Section 2.20, and any such Extension Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. For the avoidance of doubt, no Extension Amendment shall modify in any respect any Loans of a Lender without the written consent of such Lender. All Extension Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with the Obligations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Agents and the Lenders, except as expressly provided below, with respect to itself and each Restricted Subsidiary, that:

Section 3.01.                          Organization; Powers.  Each of the Borrower and each of its Restricted Subsidiaries (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization except for such failure to be in good standing which could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets material to the conduct of the business of the Borrower and its Restricted Subsidiaries and to carry on in all material respects its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents.

Section 3.02.                          Authorization; No Conflicts.  The execution, delivery and performance by the Borrower and the Loan Parties of each of the Loan Documents to which it is a party, the borrowings hereunder and the Transactions to occur on the Closing Date (a) have been duly authorized by all necessary organizational action required to be obtained by the Borrower and the Loan Parties and (b) will not (i) violate any provision of (A) law, statute, rule or regulation or any applicable order of any court or any rule, regulation or order of any Governmental Authority, or (B) the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any of the Loan Parties or (C) any indenture, lease, agreement or other instrument to which the Borrower or any of the Loan Parties is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this clause (b) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of the Loan Parties, other than the Liens created or permitted by the Loan Documents.

Section 3.03.                          Enforceability.  This Agreement has been duly executed and delivered by the Borrower, and each Loan Document executed and delivered by each Loan Party that is party thereto constitutes, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.

Section 3.04.                          Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) filings by the Borrower with the SEC required pursuant to the Acquisition Agreements or the Limited Call Acquisition (b) the filing of UCC financing statements (or the filing of financing statements under any other local equivalent), (c) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (d) routine Tax filings, or (e) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, and (iii) such actions, consents, approvals, registrations or filings the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

Section 3.05.                          Financial Statements.  There has heretofore been furnished (or are publicly available) to the Lenders the following (and the following representations and warranties are made with respect thereto):

(a)                                 the audited consolidated balance sheets as of December 31, 2017 and the related audited consolidated statements of operations, cash flows and owners’ equity of each of EQGP and EQM for the year ended December 31, 2017, were prepared in accordance with GAAP and fairly present the consolidated financial position of EQGP and EQM, respectively, as of the date thereof and its consolidated results of operations and cash flows for the period then ended;

(b)                                 the unaudited interim consolidated balance sheets of each of EQGP and EQM as of March 31, 2018, June 30, 2018 and September 30, 2018 and the related unaudited interim consolidated statements of operations and cash flows of each of EQGP and EQM for the fiscal quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, were prepared in accordance with GAAP and fairly present the consolidated financial position of EQGP and EQM, respectively, as of the date thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments);

(c)                                  each of the Pro Forma Balance Sheet and Pro Forma Income Statement as of September 30, 2018. Each such financial statement is based on reasonable good faith estimates and assumptions made by the management of the Borrower and fairly presents in all material respects the consolidated financial position of the Borrower as of the date thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments).

Section 3.06.                          No Material Adverse Effect.  Since November 12, 2018, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.07.                          Title to Properties; Possession Under Leases.

(a)                                 The Borrower and each Restricted Subsidiary have good and valid title, in all material respects, to all Property necessary to the conduct of their business, taken as a whole, subject to Liens permitted pursuant to Section 6.02.

(b)                                 As of the Closing Date, the Borrower and each Restricted Subsidiary have no fee owned Real Properties or leasehold interests in any Real Property except as set forth on Schedule 3.07(b).

(c)                                  Schedule 3.07(c) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Restricted Subsidiary and, as to each such Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Loan Party, indicating the ownership thereof.

(d)                                 As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the other Loan Parties, except as set forth on Schedule 3.07(d) or pursuant to the Rights Plan.

Section 3.08.                          Litigation; Compliance with Laws.  (a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of the Borrower, threatened in writing against or affecting, the Borrower, the Restricted Subsidiaries or any business, property or rights of any such Person which are reasonably be expected to be adversely determined (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor, to the knowledge of the Borrower or any Loan Party, any of its Affiliates is in material violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S.A. PATRIOT Act”).  None of the Loan Parties, the Borrower or any of the Borrower’s Subsidiaries or, to the knowledge of the Borrower or any Loan Party, any director or officer of the Borrower or any of its Subsidiaries, is subject of Sanctions.   The Loan Parties and the Subsidiaries thereof and their respective directors and officers, and to the knowledge of the Loan Parties, their employees and agents (in their respective capacities as agents for the Loan Parties and the Subsidiaries) are in compliance with Sanctions and applicable Anti-Corruption Laws in all material respects.  The Borrower and each Loan Parties have implemented and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and the Subsidiaries thereof and their respective directors, officers, employees, agents (in their respective capacities as agents for the Loan Parties and the Subsidiaries) and controlled Affiliates with applicable Anti-Corruption Laws and applicable Sanctions.

(b)                                 (i) None of the Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation any Governmental Authority, where such violation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Borrower and each Restricted Subsidiary holds all permits, licenses, registrations, certificates, approvals, consents, clearances and other authorizations from any Governmental Authority required under any currently applicable law, rule or regulation for the operation of its business as presently conducted, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09.                          Federal Reserve Regulations.  (a)  Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)                                 The commitment to make, and the making of, the Loans and the granting and maintaining of the security interest in connection with the obligations created thereby, will not, whether directly or indirectly, and whether immediately, incidentally or ultimately, be a violation of the regulations of the

Board, including the Margin Regulations. Concurrently with the making of any Loan hereunder, the Borrower has furnished to the Collateral Agent and each Lender a purpose statement in conformity with the requirements of Form FR G-3 or Form FR U-1, as applicable, referred to in the Margin Regulations.

Section 3.10.                          Investment Company Act.  Neither the Borrower nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11.                          Use of Proceeds.  The Borrower will use the proceeds of the Loans solely (a) to fund the Acquisition, the Limited Call Acquisition and the transactions related thereto, (b) to pay transaction costs and expenses incurred in connection therewith and with the other Transactions and (c) for other general corporate purposes (other than restricted payments), in each case not in violation of Sanctions or Anti-Corruption Laws.

Section 3.12.                          Tax Returns.  Except as set forth on Schedule 3.12, the Borrower and each Restricted Subsidiary (i) has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and (ii) has paid or caused to be paid all Taxes due and payable by it, except in each case referred to in clauses (i) or (ii) above, to the extent (1) failure to comply would not cause a Material Adverse Effect or (2) the Taxes or assessments are being contested in good faith by appropriate proceedings and the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves for such Taxes or assessments in accordance with GAAP.

Section 3.13.                          No Material Misstatements.  (a) All written information (other than the Projections, estimates and information of a general economic or industry specific nature) (the “Information”) concerning the Borrower and its Subsidiaries and the Transactions included in the Lender Presentation or Confidential Information Memorandum or otherwise prepared by or on behalf of the Borrower (at the Borrower’s direction) and provided to the Administrative Agent by or on behalf of the Borrower (at the Borrower’s direction) in connection with the Transactions, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Administrative Agent, and, when taken as a whole, did not contain any untrue statement of a material fact as of any such date or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, after giving effect to any supplement thereto provided by or on behalf of the Borrower (at the Borrower’s direction).

(b)                                 The Projections prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such Projections were furnished to the Administrative Agent.

(c)                                  As of the Closing Date, the information included in the Beneficial Ownership Certification provided prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.14.                          Employee Benefit Plans.  (a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder) except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Borrower, and each Subsidiary of the Borrower and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)                                 Any foreign pension schemes sponsored or maintained by the Borrower and each of its Subsidiaries, if any, are maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

Section 3.15.                          Solvency.  (a)  On the Closing Date immediately after giving effect to the Transactions to occur on the Closing Date: (i) the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  For purposes of this Section 3.15, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.16.                          Labor Matters.  There are no strikes pending or threatened against the Borrower or any Restricted Subsidiary that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All material payments due from the Borrower or any Restricted Subsidiary or for which any claim may be made against the Borrower or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or any Restricted Subsidiary to the extent required by GAAP.  Consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Restricted Subsidiary (or any predecessor) is a party or by which the Borrower or any Restricted Subsidiary (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Borrower and the Restricted Subsidiaries, taken as a whole.

Section 3.17.                          Insurance.  The Borrower and its Restricted Subsidiaries have the insurance required to be maintained them in accordance with Section 5.02.

Section 3.18.                          Status as Senior Debt; Perfection of Security Interests.  The Obligations shall rank pari passu in right of payment with any other senior Indebtedness or securities of the Borrower and shall constitute senior indebtedness of the Borrower under and as defined in any documentation documenting any junior Indebtedness of the Borrower.  Each Collateral Agreement delivered pursuant to

Section 4.01 and 5.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.  In the case of the Pledged Collateral described in the Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement, when financing statements and other filings specified therein in appropriate form are filed in the offices specified therein, the Lien created by the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof to the extent perfection can be obtained by filing financing statements, making such other filings specified therein or by possession, as security for the Obligations of such Loan Party.

Section 3.19.                          Material Non-Public Information.  As of the Closing Date, none of the Borrower or any Restricted Subsidiary is in possession of Material Non-Public Information with respect to EQGP or EQM (or any of their respective Subsidiaries) that could have a Material Adverse Effect on the market value of the EQGP Units or the EQM Units.

ARTICLE IV
CONDITIONS TO THE LOANS

Section 4.01.                          Loans.  The obligations of the Lenders to make Loans on the Closing Date are subject to the satisfaction (or waiver thereof in accordance with Section 9.08) of the following conditions:

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission, or electronic transmission of a PDF copy, of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, and the Lenders on the Closing Date, a customary written opinion of (x) Baker Botts LLP, special counsel for the Loan Parties and (y) McGuireWoods LLP, Pennsylvania counsel for the Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent and dated the Closing Date.

(c)                                  The Administrative Agent shall have received each of the following:

(i)                                     a copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership of or limited liability company, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, of each such Loan Party; and

(ii)                                  a certificate of the Secretary, Assistant Secretary, Director, Vice President, President or similar officer, or the general partner, managing member or sole member, of each Loan Party, in each case dated the Closing Date and certifying:

(A)                               that attached thereto is a true and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)                               that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)                               that the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above, and

(D)                               as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(d)                                 The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(e)                                  Except as set forth in Section 5.15, the Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby.

(f)                                   The Lead Arrangers shall have received (a) a customary pro forma consolidated balance sheet of the Borrower as of September 30, 2018 (the “Pro Forma Balance Sheet”) and (b) a customary pro forma income statement of the Borrower as of September 30, 2018 (the “Pro Forma Income Statement”), in each case, in form reasonably acceptable to the Lead Arrangers and prepared after giving effect to the Transactions and such other adjustments as agreed between the Borrower and the Lead Arrangers as if such transactions or adjustments had occurred as of such date.

(g)                                  The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the Borrowings under the Term Loan Facility on the Closing Date, in accordance with the Acquisition Agreements, without amendment, modification or waiver thereof that is materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, denied or conditioned), provided, that any reduction in the purchase price shall not be deemed to be materially adverse to the Lenders.

(h)                                 The Specified Representations shall be true and correct in all material respects on the Closing Date (unless such representations relate to an earlier date, in which case, such representations shall have been true and correct in all material respects as of such earlier date); provided, that, any such

Specified Representations which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects.

(i)                                     The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit E and signed by the chief financial officer or another Responsible Officer of the Borrower confirming the solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Acquisition.

(j)                                    Since November 12, 2018, there has been no Material Adverse Effect that is continuing to occur.

(k)                                 The Administrative Agent and the Lead Arrangers shall have received all fees and other amounts previously agreed in writing by the Administrative Agent, the Lead Arrangers, the other Agents and the Borrower to be due and payable on or prior to the Closing Date, including, to the extent invoiced to the Borrower at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(l)                                     The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower as to the matters set forth in clauses (g), (h) and (j) of this Section 4.01.

(m)                             The Administrative Agent and the Lead Arrangers shall have received all documentation and other information required by regulatory authorities with respect to the Borrower and the other Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S. PATRIOT Act, that has been reasonably requested by the Administrative Agent at least 10 days in advance of the Closing Date.

(n)                                 To the extent the Borrower or any Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, each Lead Arranger and each Lender that has requested in a written notice to the Borrower and each applicable Guarantor at least 10 days prior to the Closing Date, shall have received a Beneficial Ownership Certification in the relation to the Borrower and each applicable Guarantor.

(o)                                 The Collateral Agent shall have received a purpose statement in conformity with the requirements of Form FR G-3 or Form FR U-1, as applicable, referred to in the Margin Regulations.

(p)                                 The Administrative Agent shall have received prior to, or substantially concurrently with, the Acquisition, (i) an executed copy of an amendment to the Existing Revolving Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent which permits the Term Loan Facility and the Transactions and (ii) an executed copy of the Intercreditor Agreement, executed by PNC Bank, National Association, as administrative agent for the Existing Revolving Credit Agreement, the Administrative Agent, Borrower and the Guarantors.

(q)                                 The Administrative Agent shall have received the results of a recent search of all effective UCC financing statements (or equivalent filings) made with respect to any personal property of any Loan Party in the appropriate jurisdictions.

Notwithstanding anything to the contrary in this Section 4.01 or in any Security Document, to the extent any security interest in any Collateral (including the creation or perfection of any security interest)

is not or cannot reasonably be created and/or perfected on the Closing Date (other than any Lien on Collateral that may be perfected solely (A) by the filing of a financing statement under the UCC or (B) by the delivery of stock certificates of the Borrower and the other Loan Parties (to the extent required to be delivered pursuant to the Collateral Agreement)) is not or cannot be provided and/or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of security interests in such Collateral shall not constitute conditions precedent to the effectiveness of, and initial Borrowing under, this Agreement on the Closing Date, but instead shall be required to be delivered, provided, and/or perfected (subject to extensions approved by the Administrative Agent in its reasonable discretion) within ninety (90) days following the Closing Date pursuant to reasonably satisfactory arrangements to be mutually agreed upon.

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing on the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE V
AFFIRMATIVE COVENANTS

From and after the Closing Date, the Borrower covenants and agrees with each Lender that so long as the Payment in Full has not occurred, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each Restricted Subsidiary to:

Section 5.01.                          Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05 and except to the extent (other than with respect to the preservation of the existence of the Borrower) that the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b)                                 Do or cause to be done all things necessary to (i) in the Borrower’s reasonable business judgment, obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii)  maintain all material property useful and necessary in its business in good working order and condition (subject to casualty, condemnation and ordinary wear and tear) (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.                          Insurance.Maintain (either in the name of the Borrower or in such Restricted Subsidiary’s own name) with financially sound and responsible insurance companies, insurance with respect to their respective properties and business in at least such amounts, against at least such risks and with such risk retention as are customarily maintained, insured against or retained, as the case may be, by companies of established repute engaged in the same or a similar business, to the extent available at the time in question on commercially reasonable terms; and will furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.03.                          Taxes; Payment of Obligations.  Pay and discharge when due all material Taxes imposed upon it or its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim to the extent (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the applicable Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (ii) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.04.                          Financial Statements, Reports, Etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)                                 within 90 days after the end of each fiscal year starting with the fiscal year ended December 31, 2018, the consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of operations, cash flows and changes in equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, which consolidated financial statements shall be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than resulting from (x) impending maturity of any Indebtedness and/or (y) any prospective breach of the Financial Performance Covenant);

(b)                                 within 45 days after the end of each of the first three fiscal quarters of each fiscal year, starting with the fiscal quarter ended March 31, 2019, the consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of operations and cash flows for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation, conformity to GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)                                  (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth the amount, if any, of Excess Cash Flow for such Excess Cash Flow Period and the calculation thereof in reasonable detail and (iii) setting forth compliance with the Financial Performance Covenant;

(d)                                 upon the reasonable request of the Administrative Agent (but not more often than annually), an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (d);

(e)                                  promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(f)                                   promptly upon request by the Administrative Agent, copies of:  (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the IRS with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Documents required to be delivered pursuant to this Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website at www.equitransmidstream.com; or (B) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and (ii) on which the Borrower notifies (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents; provided, that the Borrower shall deliver paper copies or soft copies (by electronic mail) of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies or soft copies.  Information required to be delivered pursuant to this Section 5.04 may also be delivered by facsimile or electronic mail pursuant to procedures approved by the Administrative Agent.  Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any request for delivery of such documents, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.05.                          Litigation and Other Notices.  Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower or any Loan Party obtains actual knowledge thereof:

(a)                                 any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any Restricted Subsidiary as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any other development specific to the Borrower or any Restricted Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)                                 the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

Section 5.06.                          Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07.                          Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in accordance with GAAP and permit the Administrative Agent (or any Person designated thereby) at its own expense or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit the Administrative Agent (or any Person designated thereby) at its own expense or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any Restricted Subsidiary with the officers thereof, or the general partner, managing member or sole member thereof, and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, that the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default; provided, further, that (a) when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with independent accountants.

Section 5.08.                          Use of Proceeds.  Use the proceeds of the Loans solely for the purposes described in Section 3.11.  Concurrently with the making of any Loan hereunder, the Borrower will furnish to the Collateral Agent and each Lender a purpose statement in conformity with the requirements of Form FR G-3 or Form FR U-1, as applicable, referred to in the Margin Regulations.

Section 5.09.                          Compliance with Environmental Laws.  Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its business, operations and properties; obtain and maintain in full force and effect all material authorizations, registrations, licenses and permits required pursuant to Environmental Law for its business, operations and properties; and perform any investigation, remedial action or cleanup required pursuant to the Release of any Hazardous Substances as required pursuant to Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.                          Further Assurances.  Execute any and all further documents, financing statements, agreements (including, without limitation, Control Agreements) and instruments, and take all such further actions (including the filing and recording of financing statements, and other documents and recordings of Liens, as applicable) that the Administrative Agent or the Collateral Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the applicable Loan Parties, and provide to the Administrative Agent or the Collateral Agent, from time to time upon reasonable request evidence reasonably satisfactory to the Administrative Agent or the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 5.11.                          Fiscal Year.  Cause the Borrower’s fiscal year to end on December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 5.12.                          Credit Ratings.  Use its commercially reasonable efforts to maintain a public credit rating by S&P and Moody’s (but, in each case, not any specific rating) with respect to the Term Loan Facility and the Borrower.

Section 5.13.                          Lender Meetings.  To the extent that no public investor calls are held by the Borrower or any Public Subsidiary in connection with an applicable fiscal quarter, the Borrower will participate in a conference call with the Administrative Agent and the Lenders once during each fiscal quarter within 30 days after the delivery of the financial statements required to be delivered pursuant to Sections 5.04(a) and (b), during which the financial condition of the Borrower and its Subsidiaries shall be discussed.

Section 5.14.                          Subsidiary Designation.

(a)                                 Unless designated as an Unrestricted Subsidiary in accordance with Section 5.14(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)                                 The Borrower may at any time designate any Restricted Subsidiary of the Borrower (other than (i) EQGP (at any time prior to a Permitted EQGP Dropdown), (ii) EQGP GP or (iii) any other Public Subsidiary Parent), including a newly formed or newly acquired Person that would otherwise be a Restricted Subsidiary of the Borrower, as an Unrestricted Subsidiary; provided (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” (or equivalent term) for the purpose of any Revolving Credit Facility or any Material Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment therein and shall be permitted to the extent such Investment would have been permissible hereunder.

(c)                                  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects (provided, that if a representation and warranty is qualified by materiality or Material Adverse Effect, then it shall be true and correct in all respects) on and as of such date as if made on and as of the date of such re-designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist and (iii) the Borrower complies with the Collateral and Guarantee Requirement. The designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

Section 5.15.                          Post-Closing Obligations.

(a)                                 As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 5.15 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.15 that would have been required to be delivered or taken on the Closing Date, in each case except to the extent otherwise agreed by the Administrative Agent.

ARTICLE VI
NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that until the occurrence of the Payment in Full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit its Restricted Subsidiaries to:

Section 6.01.                          Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created hereunder and under the other Loan Documents including any Incremental Term Facility and, in each case, Permitted Refinancing Indebtedness in respect thereof;

(b)                                 Indebtedness in respect of any Revolving Credit Facility in an aggregate principal amount not to exceed $200 million at any time outstanding (plus, to the extent any such Revolving Credit Facility is entered into as Permitted Refinancing Indebtedness, the amount of any accrued and unpaid interest, premiums, fees and expenses in respect of the outstanding principal amount immediately prior to the incurrence of such Permitted Refinancing Indebtedness, and the amount of any reasonable fees and expenses incurred in connection with such Permitted Refinancing Indebtedness) at any time outstanding;

(c)                                  Current liabilities of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business that is extended in connection with the normal purchases of goods and service;

(d)                                 Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower, to the extent such Indebtedness is outstanding at the time such Person becomes a Restricted Subsidiary of the Borrower and was not incurred in contemplation thereof, and Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with its acquisition (whether by merger, consolidation, acquisition of all or substantially all of the assets or acquisition that results in the ownership of greater than fifty percent (50%) of the Qualified Capital Stock of a Person) of another Person and, in each case, Permitted Refinancing Indebtedness in respect thereof; provided, that, at the time of and immediately after giving effect to the incurrence or assumption of such Indebtedness or Permitted Refinancing Indebtedness and the application of the proceeds thereof, as the case may be, the aggregate principal amount of all such Indebtedness, and of all Indebtedness previously incurred or assumed pursuant to this Section 6.01(d), and then outstanding, shall not exceed 50% of Consolidated EBITDA for the period of four full consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries (and such Person on a pro forma basis) then most recently ended;

(e)                                  Indebtedness in the form of claims for labor, materials and supplies to the extent that payment therefor shall not be past due;

(f)                                   all reimbursement obligations of such Person arising under undrawn letters of credit (including standby and commercial);

(g)                                  Indebtedness solely resulting from a pledge of the membership interests or other equity interests in an Unrestricted Subsidiary (other than EQM or any of its Subsidiaries) owned by the Borrower or a Restricted Subsidiary securing indebtedness of such Unrestricted Subsidiary;

(h)                                 other Indebtedness of the Borrower so long as, (i) no Default or Event of Default exists at the time such Indebtedness is incurred, (ii) such Indebtedness shall not mature and no regularly scheduled payments of principal shall be required to be made thereon, in each case, prior to the date that is 91 days after the then Final Maturity Date, and (iii) immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, and the Borrower would be in pro forma compliance with the Financial Performance Covenant;

(i)                                     other Indebtedness of the Borrower not otherwise permitted by this Section 6.01 in an aggregate principal amount outstanding not to exceed $50.0 million at any time outstanding;

(j)                                    intercompany Indebtedness owed (i) by any Loan Party to another Loan Party, (ii) by a Loan Party to a non-Loan Party Restricted Subsidiary (provided, that such Indebtedness in this clause (ii) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent), (iii) by a non-Loan Party Restricted Subsidiary to another non-Loan Party Restricted Subsidiary, and (iv) by a non-Loan Party Restricted Subsidiary to a Loan Party to the extent permitted under Section 6.04; and

(k)                                 Guarantees with respect to Indebtedness permitted pursuant to this Section 6.01.

Section 6.02.                          Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any of its Wholly Owned Subsidiaries) at the time owned by it or on any income or revenues or rights in respect of any thereof, except (without duplication):

(a)                                 any Lien created under the Loan Documents, including in connection with any Incremental Term Facility and, in each case, in connection with any Permitted Refinancing Indebtedness in respect thereof;

(b)                                 Liens securing any Revolving Credit Facility permitted to be incurred pursuant to Section 6.01(b); provided, that, (i) to the extent such Liens are intended to rank pari passu with the Liens securing the Term Loan Facility, the representative of such Indebtedness is a party to the Intercreditor Agreement and (ii) to the extent such Liens are intended to rank junior with the Liens securing the Term Loan Facility, the representative of such Indebtedness is a party to an intercreditor agreement the terms of which shall be reasonably satisfactory to the Administrative Agent and the Borrower;

(c)                                  Liens (other than Liens imposed under ERISA) for Taxes, assessments or governmental charges or levies not past due for more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens of landlords (other than to secure Indebtedness) and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that such Liens secure only amounts not past due for more than 60 days or, if delinquent, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)                                   Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 7.01(j);

(i)                                     leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(j)                                    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(k)                                 normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(l)                                     Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(m)                             Liens of sellers of goods to the Borrower and any of its Restricted Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(n)                                 Liens created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered into in the ordinary course of business;

(o)                                 rights of first refusal entered into in the ordinary course of business;

(p)                                 Liens consisting of any (i) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or any Restricted Subsidiary or to use such property, (ii) obligations or duties to any municipality or public authority with respect to any franchise, grant, license, lease or permit and the rights reserved or vested in any Governmental Authority or public utility to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, or (iii) zoning laws, ordinances or municipal regulations;

(q)                                 Liens on deposits required by any Person with whom the Borrower or any of its Restricted Subsidiaries enters into a Swap Agreement, to the extent such Swap Agreements are entered into in the ordinary course of business;

(r)                                    any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Restricted Subsidiary and not created in contemplation of such event;

(s)                                   any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Restricted Subsidiary, and not created in contemplation of such acquisition;

(t)                                    any Lien securing any refinancing, extension, renewal or refunding of any obligation that is secured by any Lien permitted by any of the foregoing clauses (q) and (r), so long as the amount of such obligation is not increased;

(u)                                 any Lien in favor of the Borrower and/or any Restricted Subsidiary (other than Liens on Collateral);

(v)                                 Liens imposed by ERISA which do not constitute an Event of Default and which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(w)                               Liens on the membership interests or other equity interests of an Unrestricted Subsidiary (other than membership interests of EQM, EQGP or any of their respective Subsidiaries) owned by the Borrower or any Subsidiary securing indebtedness of such Unrestricted Subsidiary;

(x)                                 Liens not otherwise permitted under this Section 6.02 securing obligations in an aggregate amount outstanding not to exceed $25.0 million at any time outstanding; and

(y)                                 Liens on any amounts held by a trustee under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions.

Notwithstanding the foregoing, no Liens securing Indebtedness for borrowed money shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens permitted pursuant to Section 6.02(a) and Section 6.02(b).

Section 6.03.                          Sale and Lease-back Transactions.  Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.04.                          Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger or amalgamation with a Person that is not a Wholly Owned Subsidiary of the Borrower immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower or the Restricted Subsidiaries, which cash management operations shall not extend to any other Person) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest (each, an “Investment”, with the value of such Investment being determined at the time such Investment is initially made), in any other Person, except:

(a)                                 Investments in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed an amount equal to the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(a) (for the avoidance of doubt, if made with cash, only to the extent cash is available for Investments after giving effect to any prepayment requirements set forth in Section 2.09(c));

(b)                                 Investments, including Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder, by (i) a Loan Party in another Loan Party, (ii) a non-Loan Party Restricted Subsidiary in another non-Loan Party Restricted Subsidiary, (iii) a non-Loan Party in a Loan Party, (iv) by the Borrower or any Restricted Subsidiary in any Person that becomes a Loan Party in accordance with the Collateral and Guaranty Requirements, and (v) a Loan Party in a non-Loan Party Restricted Subsidiary in an amount, in the case of this subclause (v) in an aggregate amount after the Closing Date not to exceed $2.0 million at any time outstanding;

(c)                                  Permitted Investments and Investments that were Permitted Investments when made;

(d)                                 Investments arising out of the receipt by the Borrower or any of its Restricted Subsidiaries of noncash consideration for the sale of assets permitted under Section 6.05 (other than Section 6.05(d)):

(e)                                  (i) loans and advances to employees of the Borrower or the other Loan Parties in the ordinary course of business not to exceed $2.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f)                                   Swap Agreements permitted pursuant to Section 6.12;

(g)                                  (i) Investments in Subsidiaries existing on the Closing Date and (ii) Investments existing on the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof; provided, that the amount of the original Investment is not increased;

(h)                                 Investments resulting from pledges and deposits referred to in Section 6.02(e) and (f);

(i)                                     additional Investments made with proceeds of an issuance of Equity Interests (excluding proceeds received as a result of the exercise of Cure Rights pursuant to Section 7.02 or of Disqualified Stock) of the Borrower or the proceeds of the incurrence of any Indebtedness permitted pursuant to Section 6.01; provided in each case that the Collateral and Guarantee Requirements are satisfied in connection with any applicable Investment;

(j)                                    the Transactions;

(k)                                 Guarantees by any Restricted Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(l)                                     any Permitted Acquisition;

(m)                             Investments directly related to a Permitted EQGP Dropdown or a Permitted EQM Consolidation;

(n)                                 Investments in the form of extensions of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(o)                                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(p)                                 advances to officers, directors and employees of the Borrower and its Restricted Subsidiaries for travel, entertainment, relocation and other matters in the ordinary course of business that are reasonably expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and

(q)                                 other Investments not otherwise permitted pursuant to this Section 6.04 in an aggregate amount at any time outstanding not to exceed $25 million; provided, that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing.

Section 6.05.                          Mergers, Consolidations, Sales of Assets and Acquisitions.  Merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired) including Equity Interests held by it, or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Restricted Subsidiary (including, for the avoidance of doubt, issuances of any preferred stock and/or Disqualified Stock of, the Borrower or any Restricted Subsidiary), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section 6.05 shall not prohibit:

(a)                                 (i) the purchase and sale of inventory, supplies, materials and equipment and other assets and the purchase and sale of rights to or licenses or leases of intellectual property, in each case in the ordinary course of business by the Borrower or any Restricted Subsidiary, (ii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Restricted Subsidiary or (iii) the sale of Permitted Investments or the unwinding of any Swap Agreement, in each case, in the ordinary course of business;

(b)                                 (i) sales, transfers, leases or other dispositions from any Restricted Subsidiary to a Loan Party or from any Loan Party to another Loan Party or from a non-Loan Party Restricted Subsidiary to another non-Loan Party Restricted Subsidiary and (ii) the forgiveness or cancellation of the outstanding amount of the EQGP Working Capital Facility in an aggregate principal amount not to exceed $1 million;

(c)                                  (A) the sale, transfer or disposition of any Equity Interests in EQM held by the Borrower or any Restricted Subsidiary so long as (i) at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower is in compliance on a Pro Forma Basis after giving effect to such sale, transfer or disposition, with (I) the Financial Performance Covenant computed as at the last day of, and for the four fiscal quarter period ended on, the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent, and (II) an Asset Coverage Ratio on the date of such proposed sale, transfer or disposition of not less than the lesser of (x) 2.00 to 1.00 and (y) the Asset Coverage Ratio on the date immediately prior to such sale, transfer or disposition, (iii) the Net Proceeds (without giving effect to the proviso set forth in clause (a) of the definition thereof) thereof are applied in accordance with Section 2.09(b), and (iv) any such sale, transfer or other disposition is for fair value and 100% cash consideration;

and (B) any sale, transfer or other disposition (other than a sale, transfer or disposition of any Equity Interests in EQM held by the Borrower or any Restricted Subsidiary) in which the Borrower or a Restricted Subsidiary receives fair market value, determined in good faith by an officer of the Borrower at the time of contractually agreeing to such disposition, and the consideration received shall be no less than 75% in cash or Permitted Investments (with the following being deemed to be cash for these purposes (collectively, the “Designated Non-Cash Consideration”): (x) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet) of the Borrower or such Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Obligations or any Guarantee and liabilities to the extent owed to the Borrower or any Restricted Subsidiary of the Borrower) that are assumed by the transferee of any such assets pursuant to a written customary assignment and assumption agreement that releases the Borrower or such Restricted Subsidiary from further liability therefor, (y) any securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within one hundred eighty (180) days after the date of such disposition (to the extent of the cash received in that conversion) and (z) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $25.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(d)                                 Investments permitted by Section 6.04 (other than Section 6.04(e)), Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(e)                                  licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(f)                                   abandonment, cancellation or disposition of any intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(g)                                  issuances of Equity Interests (x) by any Restricted Subsidiary to the Borrower or any other Loan Party, and (y) by the Borrower (other than Disqualified Stock);

(h)                                 issuances or distributions of Equity Interests made in accordance with the Rights Plan;

(i)                                     any Permitted EQGP Dropdown, provided, that such transaction is consummated on or prior to the EQGP Dropdown Deadline;

(j)                                    the Permitted EQM Consolidation; and

(k)                                 any sale, transfer or other disposition by the Borrower or its Restricted Subsidiaries to EQM or its Subsidiaries of any of the assets listed on Schedule 6.05(k) that, prior to the Closing Date, have been used in the business of EQM and its Subsidiaries, so long as (x) such assets are used or useful in the business of EQM and its Subsidiaries, and (y) such dispositions occur within one (1) year of the date hereof; and

(l)                                     (i) a Person (including a Restricted Subsidiary of the Borrower but not the Borrower) may be merged or consolidated with or into the Borrower so long as (A) the Borrower shall be the continuing or surviving entity, (B) no Default or Event of Default shall exist or be caused thereby, and (C) the Borrower remains liable for its obligations under this Agreement and all the rights and remedies hereunder remain in full force and effect, (ii) a Restricted Subsidiary of the Borrower may merge with or into another Restricted Subsidiary of the Borrower or any other Person, provided, that if such Restricted Subsidiary is a Guarantor the surviving entity of such merger is a Guarantor, (iii) any Restricted Subsidiary of the Borrower may liquidate, wind up or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that, with respect to the exercise of this clause (iii) in respect of any Material Subsidiary, the Borrower is in compliance on a Pro Forma Basis after giving effect to such sale, transfer or disposition, with (I) the Financial Performance Covenant computed as at the last day of, and for the four fiscal quarter period ended on, the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent, and (II) an Asset Coverage Ratio on the date of such proposed sale, transfer or disposition of not less than 2.00 to 1.00, and (iv) the Borrower or any Restricted Subsidiary may merge with EQM in a transaction in which the Borrower or such Subsidiary survives, so long as (A) no Default or Event of Default shall exist or be caused thereby and (B) the Borrower is in compliance on a Pro Forma Basis after giving effect to such sale, transfer or disposition, with (I) the Financial Performance Covenant computed as at the last day of, and for the four fiscal quarter period ended on, the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered to the Administrative Agent, and (II) an Asset Coverage Ratio on the date of such proposed sale, transfer or disposition of not less than 2.00 to 1.00.

Section 6.06.                          Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its Equity Interests or set aside any amount for any such purpose (each, a “Dividend”); provided, however, that:

(a)                                 any Restricted Subsidiary may declare and pay dividends to, repurchase its Equity Interests from, or make other distributions to, the holders of any class of its Equity Interests on a pro rata basis among holders of such class (or better, with respect to any holders that are Loan Parties or Restricted Subsidiaries);

(b)                                 the Borrower may make (i) noncash repurchases, redemptions or exchanges of Equity Interests deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options and (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of the Borrower;

(c)                                  so long as (x) no Default or Event of Default (including, without limitation, any failure to comply with the Financial Performance Covenant) shall have occurred and is continuing and (y) all required Excess Cash Flow Prepayments have been made, the Borrower may declare and pay dividends or make other distributions (i) in an aggregate amount up to the portion, if any, of the Available Basket Amount on the date of such dividend payment or distribution that the Borrower elects to apply to this Section 6.06(c) and (ii) from the proceeds of any issuance of Equity Interests of the Borrower permitted to be issued under this Agreement (other than proceeds from the issuance of Disqualified Stock or Equity Interests issued in connection with exercise of the Cure Right) or incurrences of Indebtedness permitted pursuant to Section 6.01;

(d)                                 Dividends in respect of Equity Interests issued in connection with the Rights Plan;

(e)                                  the payment of any dividend within 75 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(f)                                   the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon conversion or exchange of securities convertible into or exchangeable for Equity Interests of the Borrower; and

(g)                                  to the extent constituting Dividends, the Separation Payments.

Section 6.07.                          Transactions with Affiliates.  (a)  Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is upon terms substantially as favorable to the Borrower or such Restricted Subsidiary, as applicable, as would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided, that this clause (a) shall not apply to any transaction or series of related transactions involving payments or an aggregate consideration not in excess of $10.0 million.

(b)                                 The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)                                     the Transactions;

(ii)                                  any Permitted EQGP Dropdown,

(iii)                               any Permitted EQM Consolidation,

(iv)                              any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans customarily maintained by similar companies and the granting and performance of registration rights approved by the board of directors of the Borrower;

(v)                                 transactions among the Borrower and the Restricted Subsidiaries;

(vi)                              any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Borrower in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower in the ordinary course of business;

(vii)                           transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(viii)                        any employment agreement or employee benefit plan entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(ix)                              transactions otherwise permitted under Section 6.04 and Section 6.06;

(x)                                 transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi)                              any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are not substantially less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(xii)                           if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Borrower or such Restricted Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness of the Borrower or any such Restricted Subsidiary or (B)  of Equity Interests of the Borrower or such Restricted Subsidiary where such Person is treated no more favorably than the other holders of Equity Interests of the Borrower or such Restricted Subsidiary;

(xiii)                        the provision of credit support by the Borrower or any Restricted Subsidiary for its Restricted Subsidiaries as it deems appropriate in the ordinary course of business;

(xiv)                       a transaction or transactions that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party, provided, that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arm’s length basis and are on terms as favorable as could have been obtained from a third party;

(xv)                          non-material transactions with any officer, director, employee or Affiliate that are not on an arm’s length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of the Borrower’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(xvi)                       corporate sharing agreements with respect to tax sharing and general overhead and administrative matters;

(xvii)                    a transaction with an Affiliate if such transaction has been approved by the conflicts committee of the general partner of EQM or of the EQGP GP; and

(xviii)                 transactions with an Affiliate pursuant to agreements or other arrangements entered into in connection with the Spin-Off (as such agreements or arrangements may be amended, restated, supplemented, modified, renewed or replaced), including the Separation Payments.

Section 6.08.                          Limitation on Changes in Business.  Engage in any material line of business other than the midstream oil and gas business or any business substantially related or incidental thereto (including the ownership of Equity Interests of Persons engaged in such businesses).

Section 6.09.                          Limitation on Modifications of Organizational Documents; Limitation on Prepayment of Subordinated Indebtedness; Limitations on Restricted Agreements.(a)  Except in connection with a Permitted EQM Consolidation involving a merger, consolidation or other combination or consolidation of interests of the Borrower, amend or modify, or permit the amendment or modification of, in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Borrower or EQGP (if it is a Restricted Subsidiary of the Borrower);

(b)                                 Make, or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness, except for (A) payments of interest and prepayments in an aggregate amount up to the portion, if any, of the Available Basket Amount on the date of such prepayment that the Borrower elects to apply to this clause 6.09(b)(A), (B) prepayments with the proceeds of Equity Interests (other than Disqualified Stock and those received in connection with the exercise of the Cure Right), (C) payments of regularly scheduled fees, regularly scheduled interest and regularly scheduled principal in respect of Subordinated Indebtedness incurred in compliance with Section 6.01, or (D) prepayments with the proceeds of Permitted Refinancing Indebtedness in respect thereof; or

(c)                                  Enter into or, to the extent of its Borrower Power, permit EQM or any Subsidiary of EQM to enter into any agreement or instrument that by its terms restricts, (i) in the case of any such Restricted Subsidiary or EQM or any Subsidiary of EQM, the payment of dividends or distributions or the making of cash advances by such Restricted Subsidiary or EQM or Subsidiary of EQM to the Borrower or any Subsidiary that is a direct or indirect parent of such Person or, (ii) in the case of the Borrower or any of its Restricted Subsidiaries, the granting of Liens by the Borrower or any of its Restricted Subsidiaries pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)                               restrictions imposed by applicable law;

(B)                               in the case of clause (i), contractual encumbrances or restrictions in effect on the Closing Date and under any agreements related to any permitted renewal, extension or refinancing of any agreements containing such encumbrances or restrictions that do not expand the scope of any such encumbrance or restriction;

(C)                               in the case of clause (i), any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary permitted hereunder pending the closing of such sale or disposition;

(D)                               in the case of clause (i), customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(E)                                customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(F)                                 customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(G)                               customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(H)                              customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;

(I)                                   in the case of clause (i), any agreement in effect at the time such Person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming such a Subsidiary;

(J)                                   in the case of clause (i), any agreement in the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of EQM, as may be amended, restated, supplemented or otherwise modified as permitted hereunder;

(K)                               existing under, by reason of or with respect to applicable law;

(L)                                provisions in any documentation necessary or reasonably required to consummate the Permitted EQGP Dropdown or any Permitted EQM Consolidation;

(M)                            any agreement or document delivered in connection with any Indebtedness incurred under or permitted by any Revolving Credit Facility, any refinancing of the foregoing and any restrictions contained in any Revolving Credit Facility; provided, that the restrictions and encumbrances in such other Indebtedness of the types described in this Section 6.09(c) shall not, taken as a whole, be materially more restrictive than those in the Existing Revolving Credit Agreement as in effect on the Closing Date (except to the extent such restrictions or encumbrances are reasonably acceptable to the Administrative Agent); and

(N)                               any agreement or document delivered in connection with any Indebtedness incurred under or permitted by the EQM Credit Agreement, EQM Notes or the EQM Notes Indenture, any refinancing of the foregoing and any restrictions contained in the EQM Credit Agreement, EQM Notes or the EQM Notes Indenture; provided, that the restrictions and conditions in such other Indebtedness shall not have terms or conditions, taken as a whole, materially more restrictive than those in the EQM Credit Agreement as in effect on the Closing Date.

Section 6.10.                          Financial Performance Covenant.  Beginning with the fiscal quarter ending on March 31, 2019, the Borrower will not permit the Debt Service Coverage Ratio for the Test Period ending as of the end of such fiscal quarter and each fiscal quarter thereafter to be less than 1.10 to 1.00 (the “Financial Performance Covenant”); provided, however, that compliance with this Section 6.10 shall be suspended upon the occurrence and during the continuance of either of the following: (a) the Borrower obtaining and maintaining an Investment Grade Rating from two of S&P, Moody’s and Fitch, in each case with a stable or better outlook or (ii) the Term Loan Facility receiving and maintaining an

Investment Grade Rating from two of S&P, Moody’s and Fitch, in each case with a stable or better outlook.

Section 6.11.                          Equity Interests in EQM and EQGP.  Create, incur, assume or permit to exist any Lien on any incentive distribution rights, Equity Interests or other ownership interest in EQM or EQGP (at any time prior to the consummation of a Permitted EQGP Dropdown) (including general partnership interests) held directly or indirectly by the Borrower and the Restricted Subsidiaries other than pursuant to the Loan Documents and any Revolving Credit Facility; provided, that, for the avoidance of doubt, this Section 6.11 shall not apply to Equity Interests held directly or indirectly by EQGP if it is a Subsidiary of EQM.

Section 6.12.                          Swap Agreement.  Enter into any Swap Agreement, other than Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary of the Borrower, or to hedge currency exposure or to hedge commodity prices, which, in each case, are entered into for bona fide risk mitigation purposes and that are not speculative in nature.

Section 6.13.                          Restricted/Unrestricted Subsidiaries.  The Borrower:

(a)                                 will not, and will not permit the Borrower or any Restricted Subsidiary to, incur, assume, guarantee or be or become liable for any Indebtedness of any Unrestricted Subsidiary;

(b)                                 will not, and will not permit any Restricted Subsidiary to, enter into any credit agreement for a senior credit facility, a loan agreement for a senior credit facility, a note purchase agreement for the sale of promissory notes or an indenture governing capital markets debt instruments as a borrower, issuer or guarantor (the “Relevant Debt”), the terms of which would, upon the occurrence of a default under any Indebtedness of an Unrestricted Subsidiary, (i) result in, or permit the holder of any Relevant Debt to declare a default on such Relevant Debt or (ii) cause the payment of any Relevant Debt to be accelerated or payable before the fixed date on which the principal of such Relevant Debt is due and payable. Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary is prohibited from entering into any Revolving Credit Facility;

(c)                                  will not permit any Unrestricted Subsidiary to hold any incentive distribution rights, Equity Interests or other ownership interest in or any Indebtedness of EQM, EQGP GP, any other Public Subsidiary Parent, the Borrower or any Restricted Subsidiary;

(d)                                 will not, and will not permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien on or in respect of any of its Property (other than any of its interest in the Equity Interests of an Unrestricted Subsidiary) for the benefit of an Unrestricted Subsidiary;

(e)                                  will not and will not permit any Restricted Subsidiary to, sell, assign, pledge, or otherwise transfer any of its Properties to any Unrestricted Subsidiary, or make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Unrestricted Subsidiary or in any of its Properties, in each case, if prohibited by Article VI; and

(f)                                   will operate each Unrestricted Subsidiary in such a manner as to make it apparent to all creditors of such Unrestricted Subsidiary that such Unrestricted Subsidiary is a legal entity separate and distinct from the Borrower and all of the Restricted Subsidiaries and as such is responsible for its debts without recourse to the Borrower and its Restricted Subsidiaries (other than with respect to any Lien on Equity Interests of Unrestricted Subsidiaries permitted by clause (d) above).

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01.                          Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)                                 any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party; provided, that, except in the case of any representation or warranty made with respect to financial statements, the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, connected or otherwise remedied, the Borrower or the applicable Guarantor shall have 30 days to cure, correct or otherwise remedy the incorrect representation or warranty, which 30 day period shall commence at the earlier of (i) written notice of such incorrect representation or warranty being given to the Borrower by the Administrative Agent and (ii) a responsible officer of the Borrower has obtaining knowledge of such incorrect representation or warranty;

(b)                                 default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)                                  default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above, but including any amount payable pursuant to Section 2.09(e)) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)                                 default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (solely with respect to existence of each Loan Party in its jurisdiction of organization), 5.05(a), 5.08, or in Article VI;

(e)                                  default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement of such Person contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender or group of Lenders holding 25% of the aggregate principal amount of Loans at such time to the Borrower;

(f)                                   (i) any “Event of Default” or similar term (as defined in the applicable Revolving Credit Facility) occurs under any Revolving Credit Facility then in effect, (ii) the Borrower or any Restricted Subsidiary shall fail to pay any principal, interest, fee or any other amount when due in respect of any Material Indebtedness of the Borrower or such Restricted Subsidiary, as applicable, (iii) any breach or default by the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM)with respect to any term in any Material Indebtedness of the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM) beyond the grace period or the giving of any notice, if any, provided therefor if the effect of such breach or default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee on behalf of such holder or holders), to cause, such Material Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or (iv) EQM or any Material Subsidiary shall fail to pay the principal of any Material Indebtedness when due; provided, that this clause (f) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (B) the delivery of any notice of the voluntary termination of commitments, prepayment or redemption of Indebtedness not prohibited pursuant to this Agreement;

(g)                                  there shall have occurred a Change in Control;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM), or of a substantial part of the property or assets of the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM), taken as a whole, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM), or for a substantial part of the property or assets of the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM), taken as a whole, or (iii) the winding-up or liquidation of the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM), except to the extent permitted by Section 6.05 or with respect to any Subsidiary of EQM, to the extent that EQM has determined in good faith that such liquidation or winding-up is in the best interests of EQM and is not materially disadvantageous to the Lenders; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM), shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM), or for a substantial part of the property or assets of the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM), taken as a whole, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)                                    the failure by the Borrower or any Restricted Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million (net of any amounts which are covered by insurance or bonded and/or to the extent not fully indemnified by (x) EQT Corporation or (y) any other Person who has acknowledged liability for such judgment and has either provided credit support for such indemnity obligations that is reasonably acceptable to the Administrative Agent or otherwise has an Investment Grade Rating), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or such Restricted Subsidiary to enforce any such judgment;

(k)                                 one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)                                     (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend the Collateral that is not immaterial to the Borrower and the Guarantor on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any Guarantor not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Collateral Agent or the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file UCC continuation statements or (y) any such loss of validity, perfection or priority is the result of any failure by the Collateral Agent or the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the Liens or (iii) the Guarantees pursuant to the Collateral Agreement by any Guarantor of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or, any Guarantor not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM) described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, and in the case of any event with respect to the Borrower or any of its Material Subsidiaries or EQM or any of its Material Subsidiaries or EQGP (unless it is a Subsidiary of EQM and then, only to the extent it constitutes a Material Subsidiary of EQM) described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02.                          The Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply (or has anticipated a failure to comply) with the requirements of the Financial Performance Covenant, the Borrower shall be permitted, on or prior to the 10th day following the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), to cure such failure to comply (the “Cure Right”) by requesting that such financial covenant(s) be recalculated by increasing Consolidated EBITDA for the fiscal quarter most recently ended by an amount equal to the Cure Amount and prepaying the Loans in an amount equal to the Cure Amount pursuant to Section 2.09(b).  Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five times during the term of this Agreement, (iii) the increase to Consolidated EBITDA represented by the Cure Amount shall be solely for the purpose of curing the failure to comply with the Financial Performance Covenant in question (and shall be taken into account in subsequent Test Periods that include the fiscal quarter ended immediately prior to the exercise of the Cure Right) and not for any other purpose under this Agreement, including determining the availability of any basket amounts, and (iv) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement.  “Cure Amount” shall mean the minimum amount which, if added to Consolidated EBITDA for the Test Period in respect of which a default in respect of a Financial Performance Covenant occurred, would cause the Financial Performance Covenant for such Test Period to be satisfied and made as proceeds of an issuance of common Equity Interests of the Borrower.

ARTICLE VIII
THE AGENTS

Section 8.01.                          Appointment and Authority.  (a) Each of the Lenders hereby irrevocably appoints Goldman Sachs Bank USA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Each of the Lenders hereby irrevocably appoints Goldman Sachs Bank USA as Syndication Agent and Goldman Sachs Bank USA as Documentation Agent hereunder to act as Syndication Agent and Documentation Agent, respectively, in accordance with the terms hereof and the other Loan Documents.  As of the Closing Date, neither Goldman Sachs Bank USA, in its capacity as Syndication Agent, nor Goldman Sachs Bank USA, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Article VIII.

(b)                                 PNC Bank National Association shall act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Specified Swap Counterparty and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 8.12) as though the Collateral Agent, or such co-agents, sub-agents and attorneys-in-fact, were expressly referred to in such provisions.

(c)                                  Except as provided in Sections 8.06, 8.07, 8.08 and 8.12, the provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, any appointees thereof and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.02.                          Rights as a Lender.  Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include a Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03.                          Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(a)                                 shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                 shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law;

(c)                                  shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity;

(d)                                 shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.08 and 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(e)                                  shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii)

the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent; and

(f)                                   shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent by the Borrower, a Subsidiary of the Borrower, or a Lender.

The Administrative Agent shall use commercially reasonable efforts to monitor compliance with Section 9.04(b)(ii)(F), but notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall the Administrative Agent have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information (other than in violation of Section 9.16), to any Disqualified Institution, except due to the Administrative Agent’s gross negligence, willful misconduct or bad faith as determined in a final and nonappealable judgment by a court of competent jurisdiction.

Section 8.04.                          Reliance by Agents.  Any Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Any Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, any Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  Any Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.                          Delegation of Duties.  Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent.  Any Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.  No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06.                          Resignation of the Agents.  Any Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States and having a combined capital and surplus of at least $1,000,000,000.  During an Agent Default Period, the Borrower and the Required Lenders may remove the relevant Agent subject to the execution and delivery by the Borrower and the Required Lenders of a customary removal and liability release agreements reasonably satisfactory to the relevant Agent, which removal shall be effective upon the acceptance of appointment by a successor as such Agent.  Upon any proposed removal of an Agent during an Agent Default Period, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed), which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States and having a combined capital and surplus of at least $1,000,000,000.  In the case of the resignation of an Agent, if no such successor shall have been so appointed by the Required Lenders or the Borrower and shall not have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security, as bailee, until such time as a successor Collateral Agent is appointed), (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders and the Borrower appoint a successor Administrative Agent as provided for above in this Section 8.06 and (c) the Borrower and the Lenders agree that in no event shall the retiring Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Agent to be appointed and to accept such appointment.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article (including Section 8.12) and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Section 8.07.                          Non-Reliance on the Agents and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon any Agent, Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent, Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08.                          No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Lead Arrangers shall not have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.  Each Lead Arranger is an intended third party beneficiary hereunder in accordance with the terms hereof.

Section 8.09.                          Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10, 8.12, and 9.05) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10, 8.12, and 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.10.                          Collateral and Guaranty Matters.  Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Specified Swap Counterparty) and each of the Cash Management Banks and Specified Swap counterparties, by their acceptance of the benefits of the Loan Documents, irrevocably authorizes the Administrative Agent and the Collateral Agent (i) to enter the Intercreditor Agreement and any other intercreditor agreement expressly referenced in this Agreement and (ii) release guarantees, Liens and security interests created by the Loan Documents in accordance with the provisions of Section 9.18 without further or additional consents being delivered by any Agent or any Lender.  Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority provided for in the previous sentence. In the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

Section 8.11.                          Secured Cash Management Agreements and Secured Swap Agreements.  No Cash Management Bank or Specified Swap Counterparty that obtains the benefits of the Security Documents or any Collateral by virtue of the provisions hereof or of the Security Documents shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article VIII to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Swap Agreements unless such Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may request, from the applicable Cash Management Bank or Specified Swap Counterparty, as the case may be.

Section 8.12.                          Indemnification.  Each Lender agrees (i) to reimburse the Administrative Agent and the Collateral Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by the Administrative Agent or the Collateral Agent, as applicable, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent, the Collateral Agent, the Lead Arrangers and any of their respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent, Collateral Agent or Lead Arranger or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, including in connection with any proceeding brought by any Lender, provided that no Lender shall be liable to the Administrative Agent or the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct of such Person or its directors, officers, employees or agents.

Section 8.13.                          Appointment of Supplemental Collateral Agents.  (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations or other institutions to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Collateral Agent appoint an additional institution as a separate trustee, co-trustee, collateral agent, collateral sub-agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

(b)                                 In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Article and of Section 9.05 that refer to the Administrative Agent, the Collateral Agent or the Agents shall inure to the benefit of such Supplemental Collateral Agent and all references therein to the Administrative Agent, the Collateral Agent or the Agents shall be deemed to be references to the Administrative Agent, the Collateral Agent or the Agents and/or such Supplemental Collateral Agent, as the context may require.

(c)                                  Should any instrument in writing from any Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.

Section 8.14.                          Withholding.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.15.                          Enforcement.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 7.01 and the Security Documents for the benefit of all the Lenders or Secured Parties, as applicable; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.16(c)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law; and provided, further, that if at any time there is no Person acting as the Administrative Agent or the Collateral Agent, as applicable, hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as applicable, pursuant to Section 7.01 and the Security Documents, as applicable and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.16(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.16.                          Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)                                  the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)                                     none of the Agents or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)                                  the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)–(E),

(iii)                               the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)                              the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, letters of credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, letters of credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)                                 no fee or other compensation is being paid directly to the Agents or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, letters of credit, the Commitments or this Agreement.

(c)                                  The Agents hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that each such Person has a financial interest in the transactions contemplated hereby in that each such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, letters of credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, letters of credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, letters of credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender, to, and (y) covenants, from the date such Person became a Lender to the date such Person ceases being a Lender, for the benefit of the Agents and their respective Affiliates that:

(i)                                     such Lender either (A) does not, in the ordinary course of business, extend or maintain credit secured, directly or indirectly, by any Margin Stock and/or (B) has complied with all of its obligations under the Margin Regulations in connection with the Transactions; and

(ii)                                  (A) such Lender’s Commitment and agreements hereunder are based on its own independent credit analysis of the Borrower and its subsidiaries, without reliance upon the Agents or any of their respective Affiliates, and based solely on the financial statements of the Borrower and its Affiliates and such other documents and information provided by the Borrower as such Lender may deem appropriate and (B) such Lender has not relied upon any information (written or oral) supplied by or on behalf of the Agents or any of their respective Affiliates in making the decision to enter into this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01.                          Notices.  (a)  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

(i)                               if to the Borrower, to Equitrans Midstream Corporation, at 625 Liberty Avenue, Suite 2000, Pittsburgh, PA 15222, Attention: Tobin Nelson, Email TNelson@equitransmidstream.com; with a copy to Baker Botts LLP, at 910 Louisiana Street, Houston, Texas 77002, Attention: Rachael Lichman E-mail: rachael.lichman@bakerbotts.com;

(ii)                                  if to the Administrative Agent, to Goldman Sachs Bank USA, at 2001 Ross Ave, 29th Floor, Dallas, TX, 75201, Attention: SBD Operations, E-mail: gs-dallasadminagency@ny.email.gs.com and gssbdagencyborrowernotices@ny.email.gs.com, with a copy to Latham & Watkins LLP, at 885 Third Avenue, New York, NY 10022-4834, Attention: Alf Xue E-mail: alfred.xue@lw.com;

(iii)                               if to the Collateral Agent, to PNC Bank, National Association, 225 Fifth Avenue - 4th Floor, Pittsburgh, PA 15222, Attention: Tracy J. DeCock, Telephone: (412) 762-9999, Facsimile:  (412) 762-4718, Electronic Mail: tracy.decock@pnc.com; and

(iv)                              if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to service of process, or to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

(c)                                  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means prior to 5:00 p.m. (New York City time) on such date, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)                                 Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02.                          Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrower and the other Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Commitments remain in effect.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained in Section 2.13, 2.15 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

Section 9.03.                          Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective permitted successors and assigns.

Section 9.04.                          Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that (i) (other than as permitted by Section 6.04) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and registered assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 9.04), the Lenders, the Agents and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders, and the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower; provided, that (1) no consent of the Borrower shall be required for an assignment to a Lead Arranger, Lender, an Affiliate of a Lead Arranger or Lender or an Approved Fund or, if an Event of Default pursuant to Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) with respect to the Borrower has occurred and is continuing, any other assignee, (2) the Borrower shall be deemed to have consented to any such assignment of any Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof to a Responsible Officer of the Borrower, (3) the liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment and (4) so long as no Event of Default has occurred and is continuing, but subject to clauses (1), (2) and (3) of this proviso, the Borrower may withhold its consent if the costs or the Taxes payable by the Borrower to the assignee under Sections 2.13 or 2.15 shall be greater than they would have been for the assignor;

(B)                               the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of a Loan to a Person that is a Lead Arranger, Lender, an Affiliate of a Lead Arranger or a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans or contemporaneous assignments to related Approved Funds that equal at least U.S. $1.0 million in the aggregate, the amount of the Commitment and / or Loans, as applicable, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $1.0 million and increments of U.S. $1.0 million in excess thereof unless the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 with respect to the Borrower has occurred and is continuing;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of the Term Loan Facility under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any other administrative information that the Administrative Agent may reasonably request;

(E)                                no such assignment shall be made to (x) a Defaulting Lender or (y) the Borrower or any of its Affiliates; and

(F)                                 notwithstanding anything to the contrary herein, no such assignment shall be made to (x) a natural person or (y) a Disqualified Institution unless consented to by the Borrower, and any such assignment shall be deemed null and void.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, 2.14, 2.15 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Lead Arranger and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 The parties to each assignment shall deliver to the Administrative Agent a processing and recordation fee in the amount of U.S. $3,500; provided, however, no processing and recordation fee shall be due for assignments to or by any Lead Arranger or any of their Affiliates; and provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. Upon its receipt (or waiver) of the processing and recording fee described in the preceding sentence, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, any administrative information reasonably requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment (including any assignment under paragraph (e)) shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b).

(c)                                  (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural Person or a Disqualified Institution, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans (or other rights or obligations), which entries shall be conclusive absent manifest error, provided, that no Lender shall have any obligation to disclose all or any portion of such register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version).  Such Lender shall treat each Person whose name is recorded in such register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to exercise rights under and to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clause (i) through (v) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) in respect of the foregoing with respect to such Participant may exist between such Lender and such Participant.  Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements and limitations) of Section 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment (and become a party to this Agreement) pursuant to paragraph (b) of this Section 9.04 (it being understood that the documentation required under Section 2.15(e) shall be delivered to the participating Lender); provided that such Participant agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section 9.04.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.17(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  A Participant shall not be entitled to the benefits of Section 2.15 to the extent such Participant fails to comply with Section 2.15(e) as though it were a Lender (it being understood that the documentation required under Section 2.15(e) shall be delivered to the participating Lender).

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its promissory note, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, and any such pledgee (other than a pledgee that is the Federal Reserve Bank or any other central bank) shall acknowledge in writing that its rights under such pledge are in all respects subject to the limitations applicable to the pledging Lender under this Agreement or the other Loan Documents.

(e)                                  Any Lender may, so long as no Default or Event of Default has occurred and is continuing and, to the extent Loans are purchased at a discount, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to the Borrower or any Restricted Subsidiary through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures to be agreed by the Administrative Agent (or other applicable agent managing such auction)

or (y) notwithstanding any other provision in this Agreement, open market purchase on a pro rata or non-pro rata basis; provided, that, in connection with assignments pursuant to clauses (x) and (y) above, (a) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower or such Restricted Subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.

Section 9.05.                          Expenses; Indemnity.  (a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents, the Lead Arrangers and their respective Affiliates in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents, the Lead Arrangers and their respective Affiliates in connection with the syndication of the Commitments or the administration of this Agreement (including reasonable and documented out of pocket expenses incurred in connection with due diligence and including, but limited in respect of fees, expenses and disbursements of counsel, to the reasonable fees, disbursements and the charges for no more than one counsel for all such Agents, Lead Arrangers and Affiliates, taken as a whole, in each jurisdiction where a Loan Party is organized or a material portion of the Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents, the Lead Arrangers and their respective Affiliates or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including, but limited in respect of fees, expenses and disbursements of counsel, to the reasonable and documented out-of-pocket fees, disbursements and the charges for no more than one counsel for all such Agents, Lead Arrangers and Affiliates, taken as a whole, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of no more than one counsel in each jurisdiction where Collateral is located.

(b)                                 The Borrower agrees to indemnify the Agents, the Lead Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not the Borrower, any other Loan Party or any Indemnitee initiated or is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and nonappealable judgment of a court of competent jurisdiction (x) to have resulted from the gross negligence, bad faith, material breach of this Agreement or any of the Loan Documents or willful misconduct of such Indemnitee or any of its Related Parties acting at its direction or (y) to arise from disputes solely among Indemnitees if such dispute does not involve any action or inaction by the Loan Parties.  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, out of pocket charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) an Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Substance at, under, on or from any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or by any predecessor of the Borrower or any of its Subsidiaries, or any property at which the Borrower or any of its Subsidiaries has sent Hazardous Substances for treatment, storage or disposal, in each case, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee, provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, material breach of this Agreement or any of the Loan Documents or willful misconduct of such Indemnitee or any of its Related Parties acting at its direction or would have arisen as against the Indemnitee regardless of this Agreement or any other Loan Document or any Borrowings hereunder.  In no event shall any party hereto be liable to any other party hereto for any consequential, indirect, special or punitive damages. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, willful misconduct or bad faith of such Indemnitee. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Lead Arranger or any Lender.  All amounts due under this Section 9.05 shall be payable promptly upon on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)                                  This Section 9.05 shall not apply to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.06.                          Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties, now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any guarantor shall be applied to any Excluded Swap Obligations of such guarantor.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07.                          Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08.                          Waivers; Amendment.  (a) No failure or delay of the Agents or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)                                 Either this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)                                     decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of interest provided in Section 2.11(c) shall only require the consent of the Required Lenders),

(ii)                                  increase or extend the Commitment of any Lender or decrease the fees payable to any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase in the Commitments of any Lender),

(iii)                               extend or waive any scheduled amortization or reduce the amount due on any scheduled amortization or extend any date on which payment of interest on any Loan or any Fee is due or extend any payments made on any basis other than a pro rata basis, without the prior written consent of each Lender adversely affected thereby (it being understood that waivers of Defaults or Events of Default shall not constitute such an extension or waiver),

(iv)                              amend or modify the provisions of this Section 9.08 or the definition of the term “Required Lenders” or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or under any other Loan Document, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), and

(v)                                 except as permitted hereunder, release all or substantially all the Collateral or release all or substantially all of the value of the Guarantee of the Guarantors, without the prior written consent of each Lender;

provided further that no such agreement shall (x) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under the other Loan Documents without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable, or (y) amend, modify or waive this Agreement or any other Loan Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Swap Agreements or the definition of “Specified Swap Counterparty”, “Swap Agreement”, “Specified Swap Agreement”, “Obligations” or “Secured Parties” (as such terms (or terms with similar meanings) are defined in this Agreement or any applicable Loan Document), in each case in a manner adverse to any Specified Swap Counterparty without the written consent of any such Specified Swap Counterparty.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)                                  Without the consent of the Lead Arrangers or any Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)                                 Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrower and subject to Section 2.09(e), (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)                                  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) and subject to Section 2.09(e), to permit the refinancing of all outstanding Loans (“Refinanced Term Loans”) with a replacement “B” term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided, that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

(f)                                   Notwithstanding the foregoing, any Loan Document may be amended, modified, supplemented or waived with the written consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender (but with the consent of the Collateral Agent if the Collateral Agent is party to such Loan Document) if such amendment, modification, supplement or waiver is executed and delivered in order to (i) cure an ambiguity, omission, mistake or defect in such Loan Document (ii) make administrative and operational changes not adverse to any Lender or (iii) adhere to local law or the reasonable advice of local counsel; provided, that in connection with this paragraph (f), in no event will the Administrative Agent be required to substitute its judgment for the judgment of the Lenders or the Required Lenders, and the Administrative Agent may in all circumstances seek the approval of the Required Lenders, the affected Lenders or all Lenders in connection with any such amendment, modification, supplement or waiver.

(g)                                  Notwithstanding anything to the contrary in any Loan Document, (i) the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.19, (ii) the Borrower and the Administrative Agent may enter into any amendment described in the definition of “Eurodollar Rate”, and (iii) the requisite parties set forth in Section 2.20 may enter into any amendment described in Section 2.20, and, in each case, such amendment shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document. In addition, in connection with the incurrence of any Loans intended to be secured on a pari passu or junior basis in right of priority to the Obligations or intended to be unsecured pursuant to any Incremental Amendment, the Borrower, the Administrative Agent and/or the Collateral Agent may, without the need to obtain consent of any other Lender, make changes to the Loan Documents reasonably satisfactory to the Borrower, the Administrative Agent and/or the Collateral Agent to reflect the status of such Loans.

Section 9.09.                          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10.                          Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11.                          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT

AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12.                          Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavour in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13.                          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission or an electronic transmission of a PDF copy thereof shall be as effective as delivery of a manually signed original.  Any such delivery shall be followed promptly by delivery of the manually signed original.

Section 9.14.                          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15.                          Jurisdiction; Consent to Service of Process.  (a) Each of the Borrower, each other Loan Party, the Agents and the Lenders hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Borrower at the address specified for the Loan Parties in Section 9.01.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement (other than Section 8.09 or Section 8.15) shall affect any right that any Lender or Agent may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any other Loan Party or their properties in the courts of any jurisdiction.

(b)                                 Each of the Borrower, the Agents, and the Lenders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court sitting in New York County.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.16.                          Confidentiality.  Each of the Lenders and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and its Subsidiaries and their respective Affiliates furnished to it by or on behalf of the Borrower or the other Loan Parties or such Subsidiary or Affiliate (other than information that (x) has become generally available to the public other than as a result of a disclosure by such party in breach of this Agreement, (y) has been independently developed by such Lender or such Agent without using any information obtained in a manner that would violate this Section 9.16 or (z) was available to such Lender or such Agent from a third party having, to such Person’s actual knowledge, no obligations of confidentiality to the Borrower or any of its Subsidiaries or any such Affiliate) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (i) to the extent necessary to comply with law or any legal process or the regulatory or supervisory requirements of any Governmental Authority or self-regulatory organization (including bank examiners), the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of reporting or review procedures to Governmental Authorities (including bank examiners) or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (iv) in connection with the exercise of any remedies under any Loan Document or in order to enforce its rights under any Loan Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant (in each case, other than any Disqualified Institution) in, any of its rights under this Agreement (so long as such Person shall have been advised of the confidential nature of such information and agree to be bound by the terms of this Section 9.16 (including by means of a click-through), (vi) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as each such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or on terms at least as restrictive as those set forth in this Section 9.16 and each such professional advisor shall have been instructed to keep the same confidential in accordance with this Section 9.16), and (vii) with the Borrower’s consent.  If a Lender or an Agent is requested or required to disclose any such information (other than to its bank examiners and similar regulators (including self-regulatory organizations), or to internal or external auditors) pursuant to or as required by law or legal process or subpoena, to the extent reasonably practicable it shall give prompt notice thereof to the Borrower so that the Borrower may seek an appropriate protective order at the Borrower’s sole expense and such Lender or Agent will cooperate with the Borrower (or the applicable Subsidiary or Affiliate) in seeking such protective order. Notwithstanding anything to the contrary herein, in no event shall any disclosure of confidential information be made to a Disqualified Institution.

Section 9.17.                          Communications.  (a)  Delivery.  (i) Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to 5:00 p.m. (New York City time) on the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at the address referenced in Section 9.01(a)(ii).  Nothing in this Section 9.17 shall prejudice the right of the Agents, the Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii)                                  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)                                 Posting.  Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC” to the extent the Borrower determines that such Borrower Materials contain material non-public information with respect to the Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities laws.  Notwithstanding anything herein to the contrary, the financial statements delivered pursuant to Section 5.04(a) and (b) and the certificates delivered pursuant to Section 5.04(c) shall be deemed suitable for posting on a portion of the Platform designated “Public Side Information.”

(c)                                  Platform. The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent, the Collateral Agent or any of its or their Affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or the Collateral Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

Section 9.18.                          Release of Liens and Guarantees.  In the event that any (a) Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including the Equity Interests of any of its Subsidiaries) to a Person that is not (and is not required to become) a Loan Party in a transaction not prohibited by the Loan Documents, (b) any assets or property of any Loan Party constitutes or becomes an Excluded Asset or (c) any property or asset is owned or held by an Unrestricted Subsidiary, the Liens under the Loan Documents on such assets shall automatically be released and the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to evidence such automatic release of the Liens created by the Loan Documents in respect of such Equity Interests or assets that are the subject of such disposition.  In the event a Loan Party becomes an Unrestricted Subsidiary or otherwise would not be required to become a Guarantor after the Closing Date in accordance with the Collateral and Guarantee Requirements, such Loan Party shall automatically be released from its Guarantee of the Obligations; provided, that, if in compliance with the terms and provisions of the Loan Documents, any Guarantor (i) ceases to be a Subsidiary of a Loan Party or (ii) becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder, to the extent a Loan Party continues to hold any Equity Interests in such Person, after giving pro forma effect to the transaction that causes such Person to be an Excluded Subsidiary of the type described in clause (c) of the definition thereof or no longer a Subsidiary of a Loan Party, the Borrower shall be deemed to have made a new Investment in such Person for purposes of Section 6.04 (as if such Person were then newly acquired) and such Investment must constitute an Investment permitted by Section 6.04 at such time.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests or assets shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of.  The Security Documents, the guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate, and each Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall be automatically released, when the Payment in Full has occurred.  At such time, the Administrative Agent and the Collateral Agent agree to promptly take such actions as are reasonably requested, including a customary payoff letter without a release of claims by the Loan Parties, by the Borrower at the Borrower’s expense to evidence and effectuate such termination and release of the guarantees, Liens and security interests created by the Loan Documents. Notwithstanding anything to the contrary in the Loan Documents, the Collateral Agent shall have no obligation to release any Collateral or guarantees under any Loan Document unless it shall have first received a certificate from a Responsible Officer of the Borrower certifying that such release is permitted under the Loan Documents, and the Collateral Agent may rely conclusively on any such certificate from a Responsible Officer of the Borrower as to whether such release is permitted.  Any such certificate from a Responsible Officer of the Borrower shall be full warranty and protection to the Collateral Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Loan Documents.

Section 9.19.                          U.S.A. PATRIOT Act and Similar Legislation.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S.A. PATRIOT Act and similar legislation, as applicable, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with such legislation.  Each Loan Party agrees to furnish such information promptly upon request of a Lender.  Each Lender shall be responsible for satisfying its own requirements in respect of obtaining all such information.

Section 9.20.                          Judgment.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first mentioned currency with such other currency at the Administrative Agent’s principal office in New York City on the Business Day preceding that on which final judgment is given.

Section 9.21.                          No Fiduciary Duty.  Each Agent, each Lead Arranger each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower and the other Loan Parties.  The Borrower hereby agrees that subject to applicable law, nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Loan Parties, their equityholders or their Affiliates.  The Borrower hereby acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, (ii) in connection therewith and with the process leading to such transaction none of the Lenders is acting as the agent or fiduciary of any Loan Party, its management, equityholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its Affiliates has advised or is currently advising such Loan Party on other matters including the Transaction) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (iv) the Borrower and each other Loan Party has consulted its own legal and financial advisors to the extent it has deemed appropriate and (v) the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates and no Lender has an obligation to disclose any such interests to the Borrower or its Affiliates.  The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.22.                          Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EQUITRANS MIDSTREAM CORPORATION,
as Borrower

By:	/s/ Kirk R. Oliver
Name: Kirk R. Oliver
Title: Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT - EQUITRANS MIDSTREAM CORPORATION]

GOLDMAN SACHS BANK USA.,
as Administrative Agent and a Lender

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

[SIGNATURE PAGE TO CREDIT AGREEMENT - EQUITRANS MIDSTREAM CORPORATION]

PNC BANK, NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Kyle T. Helfrich
Name: Kyle T. Helfrich
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT - EQUITRANS MIDSTREAM CORPORATION]